AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 1998

                                                REGISTRATION NO. 333-43989
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                           DA CONSULTING GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
       TEXAS                         7389                       76-0418488
  (STATE OR OTHER        (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
  JURISDICTION OF         CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)
  INCORPORATION OR
   ORGANIZATION)

                       5847 SAN FELIPE ROAD, SUITE 3700
                             HOUSTON, TEXAS 77057
                                (713) 361-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                              MICHAEL J. MACKEY
                           CHIEF FINANCIAL OFFICER
                          DA CONSULTING GROUP, INC.
                       5847 SAN FELIPE ROAD, SUITE 3700
                             HOUSTON, TEXAS 77057
                                (713) 361-3000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
       BARRY M. ABELSON, ESQUIRE               GARY W. ORLOFF, ESQUIRE
          PEPPER HAMILTON LLP               BRACEWELL & PATTERSON, L.L.P.
         3000 TWO LOGAN SQUARE            711 LOUISIANA STREET, SUITE 2900
      EIGHTEENTH AND ARCH STREETS            SOUTH TOWER, PENNZOIL PLACE
      PHILADELPHIA, PA 19103-2799              HOUSTON, TX 77002-2781
            (215) 981-4000                         (713) 223-2900

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 424(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 23, 1998

PROSPECTUS

                             2,400,000 SHARES

                [LOGO OF DA CONSULTING GROUP, INC. APPEARS HERE]
                                  COMMON STOCK

  Of the 2,400,000 shares of Common Stock offered hereby, 1,700,000 are being sold by DA Consulting Group, Inc. ("DACG" or the "Company") and 700,000 are being sold by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders.

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for information relating to the determination of the initial public offering price. Application has been made to list the Common Stock on the Nasdaq National Market under the symbol "DACG."

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                   PROCEEDS TO
                             PRICE TO UNDERWRITING  PROCEEDS TO      SELLING
                              PUBLIC  DISCOUNT(1)  COMPANY(2)(3) SHAREHOLDERS(3)
--------------------------------------------------------------------------------
Per Share...................   $          $            $              $
Total(3)....................  $          $             $              $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $1,200,000.

(3) The Company and certain Selling Shareholders of the Company have granted to the Underwriters a 30-day option to purchase up to an aggregate of 360,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If all such shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to Company, and Proceeds to Selling
    Shareholders will be $    , $    , $   , and $    , respectively. The
    Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders.

  The shares of Common Stock are offered by the several Underwriters when, as and if delivered to and accepted by them and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates
for the shares of Common Stock will be made on or about      , 1998.

WILLIAM BLAIR & COMPANY

           ROBERT W. BAIRD & CO.
                   INCORPORATED
                                                 PENNSYLVANIA MERCHANT GROUP LTD

                   THE DATE OF THIS PROSPECTUS IS      , 1998

                  [LOGO OF DA CONSULTING GROUP APPEARS HERE]

[PHOTO APPEARS HERE]

Our mission is to ensure maximized return on our clients' long-term IT investments by continuously improving the performance of their people as they work with technology. Our end-user support solutions are designed to ensure that education, communication and performance support enable the end-user to truly harness the power of corporate IT investments.

                      SOLUTIONS for PEOPLE and TECHNOLOGY


  The Company intends to furnish to its shareholders annual reports containing audited financial statements and to make available quarterly reports containing unaudited financial statements for the first three quarters of each year.

  DA Foundation(R) and DA Team Teach(R) are registered trademarks and/or service marks of the Company. The Company also claims common law trademark rights in DA Consulting Group(TM), DA(TM), and the DACG logo, for which the Company has filed applications for federal registration in the United States Patent and Trademark Office. Furthermore, the Company claims common law trademark rights in various other marks, including, without limitation, DA Cornerstone(TM), DA PASSPORT(TM), and the slogan Solutions for People and Technology(TM). All other trademarks or service marks appearing in this Prospectus are trademarks or service marks of the companies that utilize them.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING, AND SHORT-COVERING TRANSACTIONS IN THE COMMON STOCK AND THE IMPOSITION OF PENALTY BIDS DURING AND AFTER THE OFFERING. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Prospectus. Unless indicated otherwise, all information contained in this Prospectus (i) assumes that the Underwriters' over-allotment option is not exercised and (ii) reflects a 4.2-for-1 split of the shares of Common Stock to be effected prior to the date of this Prospectus. See "Underwriting" and "Description of Capital Stock." Unless the context otherwise indicates, all references to the "Company" or "DACG" mean DA Consulting Group, Inc., its predecessors, and its subsidiaries.

                                  THE COMPANY

  DA Consulting Group, Inc. is a leading international provider of end-user support solutions to companies which are implementing enterprise resource planning ("ERP") software systems. Through its 568 employees in 15 offices worldwide, the Company provides customized change communications, education, and performance support services to its clients. Since 1988, the Company has provided services to over 275 clients, including 49 of the Fortune Global 500 and three of the Fortune Global 10. The number of clients served by the Company has increased from 31 in 1993 to 134 in 1997. The Company's clients in 1997 included Bristol-Myers Squibb Company, Cadbury-Schweppes PLC, Compaq Computer Corporation, Hercules, Inc., Hewlett Packard Company, and Shell Petroleum, Inc. The Company's client base is diversified, with its largest client representing less than 6.0% of the Company's revenue in 1997. Recognizing the global nature of the ERP software market and the importance of being able to serve multi-national clients, the Company has built a substantial international presence. In addition to its four offices in the U.S., the Company also has 11 offices in Canada, Mexico, the United Kingdom, France, South Africa, Australia, Singapore, and Venezuela.

  ERP software systems, including those offered by SAP AG ("SAP"), J.D. Edwards & Company ("J.D. Edwards"), BAAN Company B.V. ("BAAN"), and Oracle Corporation ("Oracle"), are being implemented around the world by large and mid-size companies that are re-engineering their businesses and enhancing their information technology systems to remain competitive. Industry sources estimate that the worldwide market for ERP software license fees was $5.2 billion in 1996 and is expected to grow at a compound annual rate of 30% through 2001 to $19.0 billion. The Company believes that approximately three times the amount of license fees is spent on systems integration and implementation services, including end-user training and tools. In order for companies to maximize their returns on these substantial investments, it is critical that the end-users of these new ERP applications, whose job functions and work patterns are often substantially changed as a result of the new technology, are provided with the necessary training and tools to utilize these systems effectively. SAP has recommended that 12% of the expenses budgeted by its clients for systems integration and implementation services be dedicated to end-user training and tools.

  The Company was founded in 1984 in Houston, Texas as an end-user support company providing documentation services to the oil and gas industry. In 1988, the Company expanded its end-user support services to include training by providing a support solution in connection with one of the first major English language installations of SAP software in the world. SAP is a major international software company and the leading vendor of ERP software for business applications. In 1996, it is estimated that SAP represented approximately 34% of the $5.2 billion market for ERP software applications. Because of the substantial market opportunity represented by SAP, by 1990, the Company had made SAP end-user support its primary focus. In 1997, revenue from clients implementing SAP software represented 87% of the Company's billed consulting revenue. By focusing on end-user support, the Company has been successful in institutionalizing its knowledge base and has developed proprietary content and reference materials, the DA Foundation(R), that are applied in developing customized solutions for each client. The Company has also developed DA Cornerstone(TM), its methodology for delivering consistently high quality service to its clients. More recently, the Company has broadened its complement of end-user support services by also providing change communications consulting and on-line help tools and by expanding its ERP capabilities to include applications such as J.D. Edwards, BAAN, and Oracle.

  The Company's staff has grown from 65 as of December 31, 1993 to 568 as of December 31, 1997. When opening new offices, the Company uses core groups of existing senior Company consultants in order to transfer its strong corporate culture and its commitment to high quality service to new personnel in geographically and culturally disparate locations. In addition, DACG has developed a comprehensive series of training programs covering technical skills, project methodologies, and management and sales techniques to accelerate the development of its professional staff, expand their skills, and permit them to attain increasing levels of responsibility within the organization. The Company has experienced annual turnover of approximately 20% for the last three years, which it believes is the result of providing its employees with a challenging and fulfilling work environment, a competitive compensation structure, and broad-based equity ownership. Upon completion of this offering, 403 employees (representing approximately 70% of the Company's employees as of December 31, 1997) will own, in the aggregate, approximately 20% of the post-offering, fully diluted equity of the Company.

  Capitalizing on the rapid growth of ERP implementations, the Company has increased its revenue from $4.2 million in 1993 to $44.2 million in 1997, representing a compound annual growth rate of 80.3% for the period and a 68.7% increase in 1997. Demand for the Company's services has expanded rapidly and the Company believes that, as companies around the world implement ERP systems and continue to enhance their technology to remain competitive, these companies will continue to require end-user support services. The Company's growth strategy includes (i) continued international expansion to maximize global market share and to serve multi-national clients, (ii) further development of relationships with leading ERP vendors, (iii) leveraging its large blue-chip client base, (iv) continued expansion of its consulting and sales organizations, and (v) extensions of its service offerings.

  The Company is a Texas corporation. Its executive offices are located at 5847 San Felipe Road, Suite 3700, Houston, Texas 77057 and its telephone number is
(713) 361-3000. The Company's address on the world wide web is www.dacg.com.

                                  THE OFFERING

Shares Offered by the Company............. 1,700,000 shares
Shares Offered by the Selling
 Shareholders............................. 700,000 shares
Shares Outstanding Immediately After the
 Offering................................. 6,509,378 shares (1)
Use of Proceeds........................... To repay approximately $4.0 million in debt and for general corporate
                                           purposes, including working capital
                                           and possible acquisitions
Proposed Nasdaq National Market Symbol.... DACG

--------

(1) Excludes 446,069 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price of $5.91 per share (none of which are currently exercisable) and 336,000 shares of Common Stock reserved for issuance upon the exercise of stock options which will be granted as of the date of this Prospectus at the initial public offering price per share. See "Management--Executive Compensation" and "Management--Employee Benefit Plans--1997 Stock Option Plan."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                 YEAR ENDED DECEMBER 31,
                          ----------------------------------------
                           1993    1994    1995     1996    1997
                          ------  ------  -------  ------- -------
INCOME STATEMENT DATA:
 Revenue................. $4,179  $7,501  $14,618  $26,202 $44,204
 Cost of revenue.........  2,484   4,028    7,661   14,190  24,063
                          ------  ------  -------  ------- -------
 Gross profit............  1,695   3,473    6,957   12,012  20,141
 Selling and marketing
  expense................     84     450    1,072    1,953   3,726
 Development expense.....    --      --       707    1,250   1,223
 General and
  administrative
  expense................  1,482   2,629    4,014    6,597  12,436
 Employee stock-related
  charge(1)..............    --      --       --     1,858     263
                          ------  ------  -------  ------- -------
 Operating income........    129     394    1,164      354   2,493
 Other (expense) income,
  net....................    (22)    (77)     (84)      95    (135)
                          ------  ------  -------  ------- -------
 Income before taxes.....    107     317    1,080      449   2,358
 Provision for income
  taxes..................     44     119      417      141     896
                          ------  ------  -------  ------- -------
 Net income.............. $   63  $  198  $   663  $   308 $ 1,462
                          ======  ======  =======  ======= =======
 Diluted earnings per
  share(2)............... $ 0.02  $ 0.05  $  0.17  $  0.06 $  0.29
 Weighted average shares
  outstanding............  3,869   3,869    3,869    5,033   5,054
OPERATING DATA:
 Number of employees(3)..     65     140      257      353     568
 Number of clients
  served.................     31      52       64       98     134
 Total offices(3)........      2       3        3       10      15
 Offices outside of the
  U.S.(3)................      1       2        2        8      11

                                                            DECEMBER 31, 1997
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(4)
                                                          ------- --------------
BALANCE SHEET DATA:
 Cash and cash equivalents............................... $ 3,664    $17,969
 Working capital.........................................   4,101     22,376
 Total assets............................................  19,698     34,003
 Total debt..............................................   3,970        --
 Shareholders' equity....................................   7,506     25,781

--------

(1) Represents charges for stock awarded to employees and payments in lieu thereof. Exclusive of these charges, operating income, net income, and diluted earnings per share would have been $2,212,000, $1,460,000, and $0.29, respectively, in 1996, and $2,756,000, $1,625,000, and $0.32,
    respectively, in 1997. The Company does not intend to make such awards or payments after the date of this Prospectus.

(2) Basic and diluted earnings per share for 1997 on a pro forma basis would have been $0.32 and $0.30, respectively, to give effect to the assumed sale of 214,000 shares of Common Stock (at an assumed initial public offering price of $12 per share, less underwriting discounts and commissions and estimated offering expenses) to repay $4.0 million of indebtedness and the associated reduction in interest expense as if such repayment had occurred on January 1, 1997. Basic earnings per share in 1993, 1994, 1995, 1996, and 1997 was $0.02, $0.05, $0.18, $0.06, and $0.30, respectively.

(3) At period end.

(4) Adjusted to give effect to the sale of the shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $12.00 per share), the application of the estimated net proceeds therefrom, and the repayment to the Company of outstanding shareholder notes of $503,000, upon completion of this offering. See "Use of Proceeds" and "Certain Relationships and Related Transactions."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. From time to time, the Company or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in various filings of the Company with the Securities and Exchange Commission (the "Commission"), or in press releases or oral statements made by or with the approval of an authorized executive officer of the Company. The Company's actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.

  Dependence on SAP and the ERP Software Market. A substantial portion of the Company's revenue is derived from the provision of end-user support services in connection with ERP software implementations by the Company's clients. Revenue from providing end-user support services to clients implementing SAP software represented 80%, 83%, and 87% of the Company's billed consulting revenue during the years ended December 31, 1995 and 1996 and 1997, respectively. The Company's future success in its SAP-related services depends largely on its continued relationships with and authorizations from SAP. These relationships and authorizations are generally subject to termination by SAP on short notice. In addition, SAP could further modify its software in order to make the implementation cycles for its new releases shorter and less complicated, thereby possibly reducing the need for customized end-user support, or SAP could increase its provision of end-user support services for its software applications. SAP could also cease referring the Company to its customers as a provider of end-user support services. Any one or more of these circumstances could have a material adverse effect on the Company. The Company is therefore dependent on the continued growth of the ERP software market and, in particular, the continued market acceptance of SAP software. Any deterioration in such market or market acceptance would have a material adverse effect on the Company. The Company believes that the "Year 2000" problem has accelerated ERP implementations as many companies are upgrading their technology in lieu of incurring the substantial costs associated with modifying legacy computer code. There can be no assurance that the rate of ERP implementations will continue at the same pace after January 1, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Market."

  Management of a Geographically-Dispersed Organization. The Company currently operates offices in nine countries on six continents. The successful operation of such geographically dispersed offices requires considerable management and financial resources and results in significant ongoing expense. Additionally, expansion into new geographic regions requires significant start-up costs which may negatively impact the Company's results of operations during periods of such expansion. International operations and the provision of services in foreign markets are subject to risks involving currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labor strikes, civil disturbances and war, and increases in duties, taxes, and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies. There can be no assurance that such factors will not have a material adverse effect on the Company. The Company's growth strategy includes continued expansion of its international operations through the addition of new offices. There can be no assurance that the Company will be successful in opening or managing such new offices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Business Strategy."

  Fluctuating Quarterly Results; Project Risks. The Company's operating results have fluctuated from period to period in the past and may fluctuate significantly in future periods. These variations result from a number of factors, such as the number and nature of client projects commenced or completed during a period, the timing of new office openings, the expansion of service offerings to include support solutions for new ERP software vendors, the utilization rates of the Company's professional staff, and the number of business days in a particular period. It is difficult to forecast the timing of revenue because project cycles depend on factors such as the size and scope of assignments and circumstances specific to particular clients or industries. The Company could fail to complete a project under the guaranteed "not-to-exceed" or fixed fee price set forth in certain of the Company's contracts, exposing the Company to unrecoverable budget overruns, which could materially adversely affect the Company. Additionally, client engagements are generally terminable with little or no notice or penalty, and the Company's failure to meet a client's expectations could damage its relationship with that client and cause the client to terminate the Company's engagement. A client's unanticipated decision to terminate or postpone a project may result in higher than expected numbers of unassigned Company professionals or severance costs, which could materially adversely affect the Company's results of operations and could also result in damage to the Company's reputation, thereby adversely affecting its ability to attract business from new or existing clients. Typically, the Company's expenses relating to a new office will exceed for a period of time the revenues attributable to that office. In addition, the expansion of the Company's service offerings to include support solutions for new ERP software vendors or upgrades of existing software requires significant up front expenses. Accordingly, the timing and frequency of office openings and service expansions could adversely affect the Company's results of operations. The Company's most significant expenses relate to salaries and benefits for its professional staff. Since these expenses are generally fixed, the Company's results of operations in a particular period may be materially adversely affected if revenue falls below expectations. Staff utilization rates vary from period to period due not only to changes in the Company's volume of business, but also to the timing of employee vacations, hiring and training, and project terminations or postponements. In the past, the Company has experienced some seasonality in its business, with somewhat lower levels of revenue and profitability in the first and fourth quarters of the year. This trend has resulted from the timing of project start-ups and completions, as well as from reduced staff utilization due to holidays and vacations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Need to Attract and Retain Professional Employees. The Company's continued success and future growth will depend upon its ability to attract, develop and retain a sufficient number of highly skilled, motivated professional employees. Competition for personnel qualified to deliver most of the Company's services is intense, and many of the companies with which the Company competes for qualified professionals have substantially greater financial and other resources than the Company. Competition for qualified personnel can be expected to increase as competition in the Company's service offerings increases. There can be no assurance that the Company will be able to recruit, develop, and retain a sufficient number of highly skilled, motivated professionals to compete successfully. In addition, competition for qualified personnel may also lead to increased costs for such personnel which the Company may not be able to offset by increases in billing rates. The loss of a significant number of professional personnel is likely to have a material adverse effect on the Company, particularly its ability to complete existing projects or secure new projects. See "Business--Recruiting and Personnel Development."

  Substantial Competition. The market for the Company's services is highly competitive and is subject to low barriers to entry and rapid change. The Company faces competition for client assignments from a number of companies having significantly greater financial, technical, and marketing resources and greater name recognition than the Company. Principal competitors for the Company's services include the consulting practices of the large international accounting firms, the in-house service units of the ERP vendors, the professional services groups of many large technology and management consulting companies, and smaller niche service providers. Many of these companies have substantially greater resources than the Company and also provide implementation services needed by clients. There can be no assurance that such competitors will not focus more on providing end-user support services in the future. Clients may also elect to use their internal resources to satisfy their needs for the services the Company provides. There can be no assurance that the Company will compete successfully with existing or new competitors or with potential clients' internal resources. The Company may also face competition as a result of the increasing acceptance in the workplace of computer-based training, an approach which the Company, through a relationship with CBT Systems, Ltd. ("CBT Systems"), currently uses as one basis for providing educational support to its clients' end-users. As computer-based training becomes more accepted in the workplace, and the related technology is further developed, this training approach may replace some or all of the non-computer-based training support provided by the Company to its clients. In addition, the growth of computer-based training usage may encourage other competitors to enter the market for the Company's services. One or more of these circumstances, or the termination of the Company's relationship with CBT Systems, could have a material adverse effect on the Company. See "Business--Competition."

  Dependence on Key Personnel. The success of the Company is highly dependent upon the efforts and abilities of Nicholas H. Marriner, its Chief Executive Officer, Patrick J. Newton, its Chief Operating Officer, and Michael J. Mackey, its Chief Financial Officer, as well as on its other key employees. Each of the Company's executive officers is party to an employment agreement with the Company containing customary noncompetition, nondisclosure, and nonsolicitation covenants. There can be no assurance that these agreements will prevent the loss of any of these individuals or Company business. The loss of the services of any of these key executives could have a material adverse effect on the Company. See "Management."

  Management of Growth. The Company's rapid growth has placed significant demands on the Company's management, administrative, operating and financial resources, particularly given the geographically-dispersed nature of the Company's operations. The Company's ability to manage future growth will require the Company to continue to enhance its operating, financial, and management information systems and to expand, develop, motivate, and manage effectively its professional and administrative work force. If the Company is unable to manage growth effectively, the quality of the Company's services, its ability to retain key personnel, and its results of operations are likely to be materially adversely affected. Should the Company acquire businesses in the future, there can be no assurance that it will be successful in integrating the acquired businesses into the Company's infrastructure or retaining their key personnel. The Company's growth could be adversely affected by client dissatisfaction, reductions in clients' spending allocations for services the Company provides, increased competition, pricing or labor cost pressures, and general economic trends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Business Strategy."

  Rapid Technological Change. The Company's future success will depend on its ability to gain expertise in technological advances, such as the latest releases from ERP software vendors, and to respond quickly to evolving industry trends and client needs. The Company's efforts to gain technological expertise and to develop new technologies require the Company to incur significant expense. There can be no assurance that the Company will be successful in adapting to these advances in technology or in addressing changing client needs on a timely basis. In addition, there can be no assurance that the services or technologies developed by others will not significantly reduce demand for the Company's services or render the Company's services obsolete. See "Business--Research and Development."

  Limited Protection of Proprietary Expertise, Methodologies and Software. To protect its proprietary rights, the Company relies only on a combination of trade secret laws, employee nondisclosure policies, and third party confidentiality agreements. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of such rights or that third parties will not independently develop functionally equivalent or superior methodologies or software. Moreover, there can be no assurance that third parties will not assert infringement claims against the Company in the future that would result in costly litigation or license arrangements regardless of the merits of such claims. Additionally, because the Company's engagements are typically work-for-hire based, the Company assigns ownership of, or grants a royalty-free license to use, the materials the Company develops specifically for its clients to those clients upon project completion. See "Business--Intellectual Property and Other Proprietary Rights."

  Effect of Anti-Takeover Provisions. The Company's Board of Directors has the authority to issue preferred stock and to determine the price, rights, conversion ratios, preferences, and privileges of that stock without further vote or action by the holders of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights, including economic rights, of the holders of any shares of preferred stock issued in the future. Any such issuance may discourage third parties from attempting to acquire control of the Company. Furthermore, the Company is subject to the Business Combination Law of the Texas Business Corporation Act ("TBCA"), which prohibits the Company from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person first becomes an "interested shareholder," unless the business combination is approved in a prescribed manner. The application of these statutes and certain other provisions of the Company's Restated Articles of Incorporation and Restated Bylaws could have the effect of discouraging, delaying or preventing a change of control of the Company not approved by the Board of Directors, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock."

  Shares Eligible for Future Sale. Upon completion of this offering, the Company will have outstanding 6,509,378 shares of Common Stock. The shares of Common Stock sold in this offering (other than shares, if any, purchased by affiliates of the Company) will be freely tradeable. Substantially all of the shares to be outstanding upon completion of this offering (other than the 2,400,000 shares being offered hereby) are subject to the lock-up agreements described below. Of the shares to be outstanding upon completion of this offering, 4,109,378 shares are "restricted," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). Of these restricted shares, 3,747,170 have been held for more than one year and, as such, will be salable upon expiration of the lock-up agreements described below, subject to certain volume and manner of sale restrictions imposed by Rule 144 of the Securities Act. See "Shares Eligible for Future Sale." Sales of a substantial number of shares of Common Stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the market price for the Company's Common Stock.

  All directors, executive officers, and principal shareholders, and certain other employees, of the Company who hold in the aggregate approximately 3,822,379 shares of Common Stock have agreed, subject to certain exceptions, not to sell or otherwise dispose of any of their shares or options for a period of 180 days after the date of this Prospectus without the prior written consent of William Blair & Company, L.L.C. The Company has also agreed not to issue, sell, or otherwise dispose of any of its shares or grant any options (other than options granted or shares issued in connection with the Company's 1997 Stock Option Plan or unregistered shares issued in connection with any acquisition) during such 180 day period. William Blair & Company, L.L.C. may, however, in its sole discretion and at any time without notice, release for public sale all or any portion of the shares subject to such lock-up agreements. See "Underwriting."

  No Prior Market for Common Stock; Possible Volatility of Stock Price. Prior to this offering, there was no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering. Accordingly, purchasers of the Common Stock may experience difficulty selling or otherwise disposing of their shares. The initial public offering price was determined by negotiations among the Company and the Representatives of the Underwriters and may not be indicative of market prices of the Common Stock after this offering. See "Underwriting." The market price for the Common Stock following the offering may be highly volatile. Prices for the Common Stock will be determined by the marketplace and may be influenced by many factors, including the depth and liquidity of the trading market, investor perception of the Company, and general economic and market conditions and trends. In addition, factors such as the Company's financial results, quarterly variations in the Company's financial results, changes in earnings estimates by analysts, reported earnings that vary from such estimates, press releases by the Company or others, and developments affecting the Company, its competitors or its industry generally may have a significant impact on the market price of the Common Stock. Stock markets have, on occasion, experienced extreme price and volume fluctuations which have often been unrelated to the operating performance of the affected companies.

  Dilution. Persons participating in this offering will incur immediate and substantial dilution in the net tangible book value of their shares. To the extent that currently outstanding options to purchase Common Stock are exercised, there will be further dilution. See "Dilution."

  Significant Unallocated Net Proceeds. A substantial portion of the anticipated net proceeds of this offering has not been designated for specific uses. Therefore, the Company will have broad discretion with respect to the use of the net proceeds of this offering. See "Use of Proceeds."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,700,000 shares of Common Stock being offered hereby by the Company are estimated to be approximately $17.8 million ($18.8 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $12.00 per share, after deducting the underwriting discount and estimated offering expenses. The Company will use a portion of the net proceeds of the offering to repay its approximately $4.0 million of debt presently outstanding. The debt includes approximately $3.2 million outstanding under the Company's $5.0 million revolving line of credit and a note for approximately $762,000 relating to borrowings used for the purchase of furniture and equipment. The line of credit bears interest at an annual rate equal to the prime rate of interest plus 0.5% (or 9.0% as of the date of this Prospectus), with interest payable monthly, and matures in November 1998. The note bears interest at an annual rate of 9.1%, with interest and principal of $24,000 payable monthly, and matures in November 2000. The Company will use the remaining net proceeds (together with $503,000 in proceeds from the repayment to the Company of outstanding shareholder notes) for working capital to support the planned growth of its business and for other general corporate purposes, which may include acquisitions of complementary businesses. From time to time, the Company evaluates possible acquisitions, but it is not currently considering any specific acquisition. The Company intends to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade obligations pending application thereof in the manner described above. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders.

                                DIVIDEND POLICY

  Following this offering, the Company does not intend to pay cash dividends as it intends to retain all earnings to support its planned growth. Any payment of future dividends will depend upon the Company's results of operations, financial condition, cash requirements, contractual restrictions with respect to dividends, and other factors deemed relevant by the Board of Directors of the Company.

                                CAPITALIZATION

  The following table sets forth the short-term debt and total capitalization of the Company as of December 31, 1997, on an actual basis and as adjusted to reflect (i) the sale of the 1,700,000 shares of Common Stock offered hereby by the Company (at an assumed initial public offering price of $12.00 per share) and application of the net proceeds therefrom, after deducting the underwriting discount and estimated offering expenses, and (ii) the proceeds of the repayment of outstanding shareholder notes. This table should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto and other financial information appearing elsewhere in this Prospectus. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                             DECEMBER 31, 1997
                                                             ------------------
                                                             ACTUAL AS ADJUSTED
                                                             ------ -----------
                                                               (IN THOUSANDS)
Short-term debt:
  Indebtedness for borrowed money........................... $3,970   $   --
                                                             ------   -------
    Total short-term debt................................... $3,970   $   --
                                                             ======   =======
Long-term debt..............................................  $ --    $   --
Shareholders' equity:
  Preferred stock, $0.01 par value; 10,000,000 shares
   authorized; no shares issued actual or as adjusted.......    --        --
  Common stock, $0.01 par value; 40,000,000 shares
   authorized; 4,809,378 shares outstanding, actual;
   6,509,378 shares outstanding, as adjusted(1).............     48        65
  Additional paid-in capital................................  5,180    22,935
  Retained earnings.........................................  2,931     2,931
  Treasury stock, at cost; 20,716 shares....................   (91)      (91)
  Notes receivable from shareholders........................  (503)       --
  Cumulative foreign currency translation adjustment........   (59)      (59)
                                                             ------   -------
    Total shareholders' equity..............................  7,506    25,781
                                                             ------   -------
      Total capitalization.................................. $7,506   $25,781
                                                             ======   =======

--------

(1) Excludes 446,069 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price of $5.91 per share (none of which are currently exercisable), 336,000 shares of Common Stock reserved for issuance upon the exercise of stock options which will be granted effective as of the date of this Prospectus at the initial public offering price per share, and 477,931 shares of Common Stock reserved for future grants under the 1997 Stock Option Plan. See "Management--Executive Compensation" and "Management--Employee Benefit Plans--1997 Stock Option Plan."

                                   DILUTION

  At December 31, 1997, the net tangible book value of the Company was approximately $7.5 million, or $1.56 per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets minus its total liabilities, divided by the number of outstanding shares of Common Stock. After giving effect to (i) the sale by the Company of the 1,700,000 shares of Common Stock offered hereby by the Company (assuming an initial public offering price of $12.00 per share) and after deducting the underwriting discount and estimated offering expenses, and (ii) the repayment of outstanding shareholder notes, the net tangible book value of the Company at December 31, 1997 would have been approximately $26 million, or $3.96 per share. This represents an immediate increase in net tangible book value to existing shareholders of $2.40 per share and an immediate dilution to purchasers of Common Stock in the offering of $8.04 per share. The following table illustrates the per share dilution:

   Assumed initial public offering price...........................      $12.00
   Net tangible book value before this offering.................... 1.56
   Increase attributable to this offering.......................... 2.40
                                                                    ----
   Net tangible book value after this offering.....................        3.96
                                                                         ------
   Dilution per share to new shareholders..........................      $ 8.04
                                                                         ======

  The following table summarizes, as of December 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share by current shareholders and by the purchasers of Common Stock in this offering, assuming an initial public offering price of $12.00 per share, before deducting the underwriting discount and estimated offering expenses:

                                                          TOTAL
                                 SHARES PURCHASED     CONSIDERATION     AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
   Existing shareholders........ 4,809,378   73.9% $ 5,319,000   20.7%   $1.11
   New shareholders............. 1,700,000   26.1%  20,400,000   79.3    12.00
                                 ---------  -----  -----------  -----
     Total...................... 6,509,378  100.0% $25,719,000  100.0%
                                 =========  =====  ===========  =====

  The foregoing tables assume no exercise of options outstanding as of December 31, 1997 to purchase an additional 446,069 shares of Common Stock at a weighted average exercise price of $5.91 per share (none of which are currently exercisable). To the extent these options are exercised, there will be further dilution to new shareholders in the net tangible book value of their shares. See "Management--Employee Benefit Plans--1997 Stock Option Plan." In addition, the second table does not reflect the sale of 700,000 shares by Selling Shareholders in this offering. Such sales will reduce the number of shares held by existing shareholders as of December 31, 1997 to 4,109,378, or approximately 63.1% of the total shares of Common Stock to be outstanding after this offering, and will increase the number of shares to be purchased by the new shareholders to 2,400,000, or 36.9% of the total shares of Common Stock to be outstanding after this offering. See "Principal and Selling Shareholders."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and related notes thereto, and other financial information included elsewhere in this Prospectus.

                                      YEAR ENDED DECEMBER 31,
                               ----------------------------------------
                                1993    1994    1995     1996    1997
                               ------  ------  -------  ------- -------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Revenue.....................  $4,179  $7,501  $14,618  $26,202 $44,204
 Cost of revenue.............   2,484   4,028    7,661   14,190  24,063
                               ------  ------  -------  ------- -------
 Gross profit................   1,695   3,473    6,957   12,012  20,141
 Selling and marketing
  expense....................      84     450    1,072    1,953   3,726
 Development expense.........     --      --       707    1,250   1,223
 General and administrative
  expense....................   1,482   2,629    4,014    6,597  12,436
 Employee stock-related
  charge(1)..................     --      --       --     1,858     263
                               ------  ------  -------  ------- -------
 Operating income............     129     394    1,164      354   2,493
 Other (expense) income,
  net........................     (22)    (77)     (84)      95    (135)
                               ------  ------  -------  ------- -------
 Income before taxes.........     107     317    1,080      449   2,358
 Provision for income taxes..      44     119      417      141     896
                               ------  ------  -------  ------- -------
 Net income..................  $   63  $  198  $   663  $   308 $ 1,462
                               ======  ======  =======  ======= =======
 Basic earnings per
  share(2)...................  $ 0.02  $ 0.05  $  0.18  $  0.06 $  0.30
 Weighted average shares
  outstanding................   3,624   3,624    3,624    4,788   4,809
 Diluted earnings per
  share(2)...................  $ 0.02  $ 0.05  $  0.17  $  0.06 $  0.29
 Weighted average shares
  outstanding................   3,869   3,869    3,869    5,033   5,054
BALANCE SHEET DATA (AT PERIOD
 END):
 Cash and cash equivalents...  $  366  $  104  $   592  $ 2,199 $ 3,664
 Working capital.............     201     313      761    1,629   4,101
 Total assets................   1,667   1,784    4,675    8,058  19,698
 Total debt..................     305     205      562      731   3,970
 Shareholders' equity........     314     503    1,126    2,580   7,506

--------

(1) Represents charges for stock awarded to employees and payments in lieu thereof. Exclusive of these charges, operating income, net income, basic and diluted earnings per share would have been $2,212,000, $1,460,000, $0.30 and $0.29, respectively, in 1996 and $2,756,000, $1,625,000, $0.34 and $0.32, respectively, in 1997. The Company does not intend to make such awards or payments after the date of this Prospectus.

(2) Basic and fully diluted earnings per share for 1997 on a pro forma basis would have been $0.32 and $0.30, respectively, to give effect to the assumed sale of 214,000 shares of Common Stock (at an assumed initial public offering price of $12 per share, less underwriting discounts and commissions and estimated offering expenses) to repay $4.0 million of indebtness and the associated reduction in interest expense as if such repayment had occurred on January 1, 1997.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company is a leading international provider of end-user support solutions to companies which are implementing ERP software systems. The Company addresses the growing needs of clients implementing ERP systems by providing their employees with the necessary training and tools to utilize these systems effectively. Since 1988, the Company has provided services to over 275 clients in their implementations of ERP software applications.

  The Company's revenue has increased from $4.2 million in 1993 to $44.2 million in 1997, representing a compound annual growth rate of 80.3% for the period and a 68.7% increase in 1997. This growth is attributable to various factors, including expansion of the Company's international presence through new office openings, increases in the number of projects completed by the Company for existing and new clients, expansion of the array of end-user support services provided by the Company to its clients, and broadening of the number of ERP vendors whose software implementations can be serviced by the Company (including BAAN, J.D. Edwards, and Oracle), as well as rapid growth in the ERP market, which has accelerated as a result of the "Year 2000" problem. Since 1993, the Company has increased its geographic presence from one office in the United States and one office in the United Kingdom to 15 offices located in nine countries on six continents. The Company is currently organized into three divisions: the Americas Division which includes its North, South, and Central America operations; the EMEA Division which includes its Europe, Middle East, and Africa operations; and the Asia Pacific Division which includes its Australia, New Zealand, and Asia operations. In 1997, the Americas, EMEA, and Asia Pacific Divisions represented 64.8%, 25.7%, and 9.5% of revenue, respectively. The number of clients served by the Company has increased substantially from 31 in 1993 to 134 in 1997. The Company's client base is diversified, with no single client representing more than 6.0% of revenues in 1997. To support its rapid growth, the Company has expanded its staff from 65 as of December 31, 1993 to 568 as of December 31, 1997.

  The Company derives a substantial portion of its revenue from fees for professional services related to supporting end-users in the implementation of ERP systems. Revenue from clients implementing SAP software represented 87% of billed consulting revenue for 1997. The majority of the Company's projects involve from three to 10 consultants, are generally completed in three months to two years, and result in revenue from $200,000 to $1.5 million. The Company often performs multiple projects for a client in support of a phased implementation of the ERP software. The Company's services are generally provided pursuant to written contracts which can be terminated by the client with limited advance notice. The Company generally bills its clients monthly for the services provided by its consultants at agreed upon rates. Where permitted, clients also are billed for reimbursement of expenses incurred by the Company on the client's behalf. The Company provides services to its clients primarily on a time and materials basis, although many of its contracts contain "not-to-exceed" provisions and Company performance obligations. The remainder of the Company's contracts are on a fixed-price basis, representing approximately 18% of the Company's total revenue for 1997. Revenue from time and materials engagements is recognized as services are performed while revenue from fixed price contracts is recognized using the percentage-of-completion method. The Company also receives a small percentage of total revenue from license fees related to computer-based training products and other software products that are developed independently or co-developed by the Company. The Company believes that such license fees, which are not currently material, may increase in the future as the ERP middle market grows.

  Cost of revenue includes compensation and benefits paid to the Company's professional staff and all direct expenses of performing project work. The Company's financial performance is highly dependent upon professional staff billing rates, costs, and utilization rates. The Company manages these parameters by establishing and monitoring project budgets and timetables and tracking staffing requirements for projects in progress and anticipated projects. Project terminations, completions, and scheduling delays may result in periods when consultants are not fully utilized. An unanticipated termination of a significant project could cause the Company to experience lower staff utilization resulting in a higher than expected number of unassigned consultants. In addition, the establishment of new services or new offices, employee vacations and training, and increases in the hiring of consultants may result in periods of lower staff utilization and downward pressure on gross margins. The Company's professional staff are generally employed on a full-time basis, and therefore the Company incurs substantially all of its staff-related costs even during periods of low utilization. In the past, the Company has experienced some seasonality in its business, with somewhat lower levels of revenue and profitability in the first and fourth quarters of the year. This trend has resulted from the timing of project start-ups and completions, as well as reduced utilization due to holidays and vacations.

  Selling and marketing expense relates principally to compensation and benefits paid to the Company's dedicated sales and marketing staff and all direct costs associated with the sales process, including the costs of travel, trade shows, marketing materials, and public relations. Development expense consists principally of compensation costs for the Company's in-house research and development and information technology and consulting services support teams. These personnel focus on development of methodologies and applications of new technologies in the end-user environment, including development of computer-based training courseware and performance support software and content. Development expense also includes personnel who provide technical support for the Company's professional staff in the field. General and administrative expense consists principally of salaries and benefits for executive management and for accounting, administrative, human resources, and recruiting and training staff, as well as compensation for the senior management in each of the Company's divisions.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated certain items from the Company's statements of income expressed as a percentage of revenue and the percentage change in such items for the years ended December 31, 1995, 1996 and 1997 compared to the prior period. The trends illustrated in the following table are not necessarily indicative of future results.

                          PERCENTAGE OF REVENUE
                         -------------------------
                         YEAR ENDED DECEMBER 31,    PERCENTAGE INCREASE (DECREASE)
                         -------------------------  ---------------------------------
                          1995     1996     1997     1995 TO 1996       1996 TO 1997
                         -------  -------  -------  ---------------    --------------
Revenue.................   100.0%   100.0%   100.0%       79.2%             68.7%
Cost of revenue.........    52.4     54.2     54.4        85.2              69.6
                         -------  -------  -------
Gross profit............    47.6     45.8     45.6        72.7              67.7
Selling and marketing
 expense................     7.3      7.5      8.4        82.2              90.8
Development expense.....     4.8      4.8      2.8        76.8              (2.2)
General and
 administrative
 expense................    27.5     25.2     28.1        64.3              88.5
Employee stock-related
 charge(1)..............     0.0      7.1      0.6         nmf               nmf
                         -------  -------  -------
Operating income........     8.0      1.2      5.7       (69.6)            604.2
Other (expense) income,
 net....................    (0.6)     0.5     (0.3)      213.1            (242.1)
                         -------  -------  -------
Income before taxes.....     7.4      1.7      5.4       (58.4)            425.2
Provision for income
 taxes..................     2.9      0.5      2.0       (66.2)            535.5
                         -------  -------  -------
Net income..............     4.5%     1.2%     3.3%      (53.5)%           374.7%
                         =======  =======  =======

--------

(1) Represents charges for stock awarded to employees and payments in lieu thereof. Exclusive of these charges, operating income, and net income would have increased 90.0% and 120.2%, respectively, in 1996, and 24.6% and 11.3%, respectively in 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Revenue. Revenue increased by $18.0 million, or 68.7%, to $44.2 million in 1997 from $26.2 million in 1996. The increase is substantially attributable to an increase in volume of services and to a lesser extent is attributable to rate increases. The Company experienced growth in each of its three divisions. Revenues from the Americas Division increased by 84.2% from $15.6 million to $28.7 million; revenue from the EMEA Division increased by 27.3% from $8.9 million to $11.3 million; and revenue from the Asia Pacific Division increased by 142.6% from $1.7 million to $4.2 million. The Company ended the 1997 period with 568 total employees, up from 353 employees at the beginning of the period. In addition, the Company opened five new offices during the period, increasing the total number of offices to 15.

  Gross profit. Gross profit increased by $8.1 million, or 67.7%, to $20.1 million for 1997 from $12.0 million for 1996, and decreased slightly from 45.8% of revenue in 1996 to 45.6% of revenue in 1997.

  Selling and marketing expense. Selling and marketing expense increased by $1.8 million, or 90.8%, to $3.7 million in 1997 from $1.9 million in 1996, and increased as a percentage of revenue from 7.5% in 1996 to 8.4% in 1997. The increases were primarily attributable to a substantial increase in the Company's sales and marketing staff from 13 employees at December 31, 1996 to 23 at December 31, 1997.

  Development expense. Development expense decreased by $27,000, or 2.2%, from $1.3 million in 1996 to $1.2 million in 1997, and decreased as a percentage of revenue from 4.8% in 1996 to 2.8% in 1997. The decreases were primarily attributable to the reduction of certain in-house software development expenses in 1997 as a result of the Company's relationship with CBT Systems. This relationship enabled the Company to outsource to CBT Systems the primary responsibility for developing SAP-related computer based training software. Payments received for the sale of this software net of any royalty due CBT Systems are recorded as product revenue. The Company expects that development expense will increase both in dollars spent and as a percent of revenue in the future as the Company continues to expand its service offerings. See "Business--Business Strategy."

  General and administrative expense. General and administrative expense increased by $5.8 million, or 88.5%, from $6.6 million in 1996 to $12.4 million in 1997, and increased as a percentage of revenue from 25.2% in 1996 to 28.1% in 1997. The increases were primarily attributable to substantial expenditures in building the administrative infrastructure of the Company to support future growth. Of these expenditures, approximately 60% related to increases in the Company's management and administrative staff (including the hiring of a chief financial officer, corporate controller, and executive vice president for human resources and the appointment of an executive vice president for research and development and five members of senior divisional management) and the balance related to information technology infrastructure investments and increased occupancy costs related to the expansion of existing office space and the establishment of new offices.

  Employee stock-related charge. The Company incurred charges of $1.9 million and $263,000 in 1996 and 1997, respectively, related to stock awarded to employees and payments in lieu thereof.

  Operating income. Operating income increased by $2.1 million, or 604.2%, from $354,000 in 1996 to $2.5 million in 1997. Exclusive of the non-recurring compensation charges related to stock awarded to employees and payments in lieu thereof, operating income increased by $544,000, or 24.6%, from $2.2 million in 1996 to $2.8 million in 1997 and decreased as a percentage of revenue from 8.4% in 1996 to 6.2% in 1997.

  Other income (expense), net. Other income (expense) decreased from income of $95,000 in 1996 to expense of $135,000 in 1997. This change reflects increased borrowings to support the Company's growth in 1997.

  Provision for income taxes. The Company's effective tax rate increased from 31.4% in 1996 to 38.0% in 1997, primarily due to the increase in the proportion of U.S.-based income, which is taxed at a higher statutory rate. Such proportion was higher in the 1997 period than in the 1996 period partly because the 1996 period included $1,858,000 in employee stock-related charges as compared to a $263,000 charge in 1997. Exclusive of these employee stock-related charges, the effective tax rates would have been 36.7% in 1996, and 38.0% in 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenue. Revenue increased by $11.6 million, or 79.2%, to $26.2 million for 1996 compared to $14.6 million for 1995. This increase is substantially attributable to an increase in volume of services and to a lesser extent to a policy change by the Company according to which it began billing out-of-pocket expenses in the Americas Division to clients. The Company experienced growth in each of its three divisions. Revenue from the Americas Division increased by 74.4% from $8.9 million to $15.6 million; revenue from the EMEA Division increased by 64.9% from $5.4 million to $8.9 million; and revenue from the Asia Pacific Division increased by 494.8% from $291,000 to $1.7 million. The Company ended 1996 with 353 total employees, up from 257 employees at the beginning of 1996. In addition, the Company opened seven new offices during 1996, increasing the total number of offices to 10.

  Gross profit. Gross profit increased by $5.1 million, or 72.7%, from $7.0 million for 1995 to $12.0 million for 1996 and decreased as a percentage of revenue from 47.6% in 1995 to 45.8% in 1996. The decrease in gross margin related to increases in compensation to the Company's professional staff, partially offset by higher billing rates on new business.

  Selling and marketing expense. Selling and marketing expense increased by $881,000, or 82.2%, from $1.1 million in 1995 to $2.0 million for 1996 and increased as a percentage of revenue from 7.3% in 1995 to 7.5% in 1996. The growth in these expenses was primarily attributable to an increase in the Company's sales and marketing staff.

  Development expense. Development expense increased by $543,000, or 76.8%, from $707,000 for 1995 to $1.3 million for 1996 and remained constant as a percentage of revenue at 4.8%. The increase in these expenses was related principally to increases in the Company's development staff and related expenses.

  General and administrative expense. General and administrative expense increased by $2.6 million, or 64.3%, from $4.0 million for 1995 to $6.6 million for 1996, and decreased as a percentage of revenue from 27.5% in 1995 to 25.2% in 1996. The growth in these expenses was primarily attributable to increased administrative staff, including additions to human resources, recruiting, and training personnel. The decreases in these expenditures as a percentage of revenue reflected spreading these costs over a larger base of revenue.

  Employee stock-related charge. In 1996, the Company incurred a charge of $1.9 million related to stock awarded to employees and payments in lieu thereof.

  Operating income. Operating income decreased by $810,000, or 69.6%, from $1.2 million for 1995 to $354,000 for 1996. Exclusive of the non-recurring compensation charge, operating income increased by $1.0 million, or 90.0%, from $1.2 million for 1995 to $2.2 million for 1996, and increased as a percentage of revenue from 8.0% for 1995 to 8.4% for 1996.

  Other income (expense), net. Other income (expense) increased from expense of $84,000 for 1995 to income of $95,000 for 1996, as a result of miscellaneous non-operational charges such as interest income.

  Provision for income taxes. The Company's effective tax rate declined from 38.6% in 1995 to 31.4% in 1996, due to the decrease in the proportion of U.S.- based income, which is taxed at a higher statutory rate. Such proportion was lower in 1996 primarily due to the $1.9 million employee stock-related charge. Exclusive of the employee stock-related charge, the effective tax rate would have been 36.7% in 1996.

QUARTERLY OPERATING RESULTS

  The following tables set forth unaudited income statement data for each of the eight quarters in the period beginning January 1, 1996 and ending December 31, 1997, as well as the percentage of the Company's total revenue represented by each item. In management's opinion, this unaudited information has been prepared on a basis consistent with the Company's audited annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the Financial Statements and related Notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period. See "Risk Factors--Fluctuating Quarterly Results; Project Risks."

                                                  THREE MONTH PERIOD ENDED
                         -----------------------------------------------------------------------------
                         MARCH 31, JUNE 30, SEPT. 30,  DEC. 31,  MARCH 31, JUNE 30, SEPT. 30, DEC. 31,
                           1996      1996     1996       1996      1997      1997     1997      1997
                         --------- -------- ---------  --------  --------- -------- --------- --------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Revenue................  $5,677    $6,363   $6,999     $7,163    $8,084    $9,897   $12,075  $14,148
 Cost of revenue........   3,218     3,335    3,666      3,971     4,553     5,609     6,540    7,361
                          ------    ------   ------     ------    ------    ------   -------  -------
 Gross profit...........   2,459     3,028    3,333      3,192     3,531     4,288     5,535    6,787
 Selling and marketing
  expense...............     234       501      593        625       724       898       956    1,148
 Development expense....     182       353      391        324       245       250       341      387
 General and
  administrative
  expense...............   1,331     1,514    1,776      1,976     2,354     2,558     3,450    4,074
 Employee stock-related
  charge(1).............      --        --      898        960       --        --        --       263
                          ------    ------   ------     ------    ------    ------   -------  -------
 Operating income
  (loss)................     712       660     (325)      (693)      208       582       788      915
 Other income (expense),
  net...................     (24)       37       51         31        (2)      (33)      (28)     (72)
                          ------    ------   ------     ------    ------    ------   -------  -------
 Income (loss) before
  taxes.................     688       697     (274)      (662)      206       549       760      843
 Provision (benefit) for
  income taxes..........     250       257     (109)      (257)       78       209       288      321
                          ------    ------   ------     ------    ------    ------   -------  -------
 Net (loss) income......  $  438    $  440   $ (165)    $ (405)   $  128    $  340   $   472  $   522
                          ======    ======   ======     ======    ======    ======   =======  =======
 Basic earnings (loss)
  per share.............  $ 0.11    $ 0.11   $(0.04)    $(0.08)   $ 0.03    $ 0.07   $  0.10  $  0.11
 Weighted average shares
  outstanding...........   3,860     3,944    4,283      4,788     4,809     4,809     4,809    4,809
 Diluted earnings (loss)
  per share.............  $ 0.11    $ 0.11   $(0.04)    $(0.08)   $ 0.03    $ 0.07   $  0.09  $  0.10
 Weighted average shares
  outstanding...........   4,104     4,189    4,528      5,033     5,054     5,054     5,054    5,054
                                                 AS A PERCENTAGE OF REVENUE
                         -----------------------------------------------------------------------------
 Revenue................   100.0%    100.0%   100.0%     100.0%    100.0%    100.0%    100.0%   100.0%
 Cost of revenue........    56.7      52.4     52.4       55.4      56.3      56.7      54.2     52.0
                          ------    ------   ------     ------    ------    ------   -------  -------
 Gross profit...........    43.3      47.6     47.6       44.6      43.7      43.3      45.8     48.0
 Selling and marketing
  expense...............     4.1       7.9      8.5        8.8       9.0       9.1       7.9      8.1
 Development expense....     3.2       5.5      5.6        4.5       3.0       2.5       2.8      2.7
 General and
  administrative
  expense...............    23.5      23.8     25.3       27.6      29.1      25.8      28.6     28.8
 Employee stock-related
  charge(1).............      --        --     12.8       13.4       0.0       0.0       0.0      1.9
                          ------    ------   ------     ------    ------    ------   -------  -------
 Operating income
  (loss)................    12.5      10.4     (4.6)      (9.7)      2.6       5.9       6.5      6.5
 Other income (expense),
  net...................    (0.4)      0.6      0.7        0.5        --      (0.3)     (0.2)    (0.5)
                          ------    ------   ------     ------    ------    ------   -------  -------
 Income (loss) before
  taxes.................    12.1      11.0     (3.9)      (9.2)      2.6       5.6       6.3      6.0
 Provision (benefit) for
  income taxes..........     4.4       4.1     (1.5)      (3.5)      1.0       2.1       2.4      2.3
                          ------    ------   ------     ------    ------    ------   -------  -------
 Net income (loss)......     7.7%      6.9%    (2.4)%     (5.7)%     1.6%      3.5%      3.9%     3.7%
                          ======    ======   ======     ======    ======    ======   =======  =======

--------

(1) Represents charges for stock awarded to employees and payments in lieu thereof. Exclusive of these charges, operating income and net income would have been $573,000 and $392,000, respectively, for the three month period ended September 30, 1996, $267,000 and $190,000, respectively, for the three month period ended December 31, 1996 and $1.2 million and $685,000, respectively, for the three month period ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has financed its operations and growth with cash flow from operations, supplemented by the issuance of Common Stock and by short-term borrowings under its revolving bank line of credit and from shareholders.

  The Company's cash and cash equivalents were $592,000 as of December 31, 1995, $2.2 million as of December 31, 1996 and $3.7 million as of December 31, 1997. The Company's working capital was $761,000 as of December 31, 1995, $1.6 million as of December 31, 1996 and $4.1 million as of December 31, 1997.

  The Company's operating activities used cash of $2.4 million in 1997, compared with providing cash of $1.9 million in 1996. The use of cash from operations in 1997 primarily resulted from an increase in receivables. The increase is primarily attributable to revenue growth in addition to a modest increase in the collection period. The proceeds from the Company's revolving line of credit were used to fund the working capital needs of the Company. The Company's operating activities provided cash of $1.9 million in 1996 compared to $443,000 in 1995. The increase in cash provided by operations in 1996 resulted from higher net income and an increase in the Company's payables.

  The Company's investing activities used cash of $2.0 million in 1997 compared to $709,000 in 1996 and $264,000 in 1995. These increases in the use of cash from investing activities resulted from increased purchases of computer and office equipment and leasehold improvements related to expansion of the Company's business and the support of new office openings.

  The Company's financing activities provided cash of $5.9 million for 1997, and $372,000 for 1996. The increase in cash from financing activities in 1997 resulted from private placements of shares of common stock in February and December 1997 and borrowings from the revolving line of credit. The Company's financing activities generated cash of $372,000 in 1996 and $350,000 in 1995. The cash generated from financing activities resulted from funds borrowed from shareholders, under the revolving line of credit and the issuance of stock.

  The Company has a $5.0 million revolving line of credit with a commercial bank, which bears interest at the prime rate of interest plus 0.5% (9.0% as of December 31, 1997) and is secured by the Company's accounts receivable generated from its North American operations. The Company's credit agreement contains customary financial and other covenants with which the Company is currently in compliance. The Company utilizes this line of credit, which matures in November 1998, to finance a portion of its working capital needs. There was a $3.2 million outstanding balance on December 31, 1997. Additionally in 1997, the Company borrowed approximately $762,000 to be used for the purchase of furniture and equipment. This borrowing is evidenced by a note which bears interest at an annual rate of 9.1%, with interest payable monthly. It is anticipated that a portion of the net proceeds of this offering will be used to repay the balance on the debt outstanding as of the date of the completion of this offering.

  During 1998, the Company expects to make approximately $2.0 million in capital expenditures primarily for office furniture, computer and office equipment, and leasehold improvements to support the anticipated growth in its professional and administrative staff. Capital expenditures in 1997 were $2.0 million.

  The Company believes the net proceeds from this offering, together with its current cash balances, cash provided by future operations, and its revolving line of credit, will be sufficient to meet the Company's working capital and cash needs for at least the next 12 months.

  The Company capitalizes software development costs beginning when product technological feasibility is established and concluding when the product is ready for general release. At such time, software development costs are amortized on the straight-line basis over a maximum of three years or the expected life of the product, whichever is less. The Company capitalized approximately $141,000 of software development costs relating to computer-based training software development and its commencement of the development of packaged consulting applications during 1997, and did not recognize any associated amortization expense during the period. Research costs related to software development are expensed as incurred.

  Because the Company has been and is currently able to match the local currency component of client engagements to the amount of operating costs transacted in local currency, the Company has not needed to and does not currently hedge against currency fluctuations.

EFFECTS OF INFLATION

  Inflation has not had a significant effect on the Company's business during the past three years. The Company cannot predict what effect, if any, inflation may have on its future results of operations.

OTHER MATTERS

  The Company is in the process of implementing new financial and reporting computer systems. The first phase of implementation was completed in the first quarter of 1997 for the Company's Americas Division. The remaining divisions of the Company are scheduled for implementation over the next year. The new system will be year 2000 compliant. Additionally, the Company is in the process of identifying any current suppliers who are not prepared to offer assurance that their systems will be year 2000 compliant. The cost of achieving year 2000 compliance is not expected to have a materially adverse effect on the consolidated financial position or results of operations of the Company.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS No. 130"), SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources and includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997. Adoption of this statement will not have a material impact on the consolidated financial statements of the Company.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Adoption is not recognized for interim periods in the initial year of application. Adoption of this statement will not have a material impact on the consolidated financial statements of the Company.

                                   BUSINESS

  The Company is a leading international provider of end-user support solutions to companies which are implementing ERP software systems. Through its 568 employees in 15 offices worldwide, the Company provides customized change communications, education, and performance support services to clients. Since 1988, the Company has provided services to over 275 clients, including 49 of the Fortune Global 500 and three of the Fortune Global 10. The number of clients served by the Company has increased from 31 in 1993 to 134 in 1997. The Company's clients in 1997 included Bristol-Myers Squibb Company, Cadbury-Schweppes PLC, Compaq Computer Corporation, Hercules, Inc., Hewlett Packard Company, and Shell Petroleum, Inc. The Company's client base is diversified, with its largest client representing less than 6.0% of the Company's revenues in 1997. Recognizing the global nature of the ERP software market and the importance of being able to serve multi-national clients, the Company has built a substantial international presence. In addition to its four offices in the U.S., the Company also has 11 offices in Canada, Mexico, the United Kingdom, France, South Africa, Australia, Singapore and Venezuela.

  The Company was founded in 1984 in Houston, Texas as an end-user support company providing documentation services to the oil and gas industry. In 1988, the Company expanded its end-user support services to include training by providing a support solution in connection with one of the first major English language installations of SAP software in the world. Because of the substantial market opportunity represented by SAP, by 1990, the Company had made SAP end-user support its primary focus. In 1997, revenue from clients implementing SAP software represented 87% of the Company's billed consulting revenue. By focusing on end-user support, the Company has been successful in institutionalizing its knowledge base, and has developed content and reference materials, the DA Foundation, that are applied in developing customized solutions for each client. The Company has also developed DA Cornerstone, the Company's methodology for delivering consistently high quality service to its clients. More recently, the Company has broadened its complement of end-user support services by also providing change communications consulting and on-line help tools and by expanding its ERP capabilities to include applications such as J.D. Edwards, BAAN, and Oracle.

MARKET

  Many large and mid-sized businesses face a rapidly changing business environment, intense global competition, and accelerating technological change. To remain competitive, such businesses continually seek to improve the quality of products and services, lower costs, enhance employee efficiency, and increase value to customers. Businesses are implementing and utilizing advanced information technology solutions that enable them to redesign their business processes in such areas as product development, service delivery, manufacturing, human resources, finance, and accounting. A central element of this redesigning process for many companies is the replacement of legacy systems with ERP software applications which offer the increased functionality and flexibility which is critical to the competitive needs of businesses. These information technology conversions are being further accelerated by the "Year 2000" problem, which is causing many companies, as well as governmental agencies, educational institutions, and non-profit organizations, to upgrade their technology in lieu of incurring the substantial cost associated with modifying legacy computer code. As a result of these factors, the market for ERP software applications is experiencing rapid growth.

  Industry sources estimate that the worldwide market for ERP software license fees was $5.2 billion in 1996 and is expected to grow at a compound annual rate of 30% through 2001 to $19 billion. The ERP software market leader is SAP, a German company with a 1996 market share estimated to have been approximately 34%. The next largest ERP software providers are Oracle, J.D. Edwards, Peoplesoft, Inc. and BAAN, which, combined, had a 1996 market share estimated to have been approximately 28%. In addition to the expenditures for software license fees, it is estimated by industry sources that an additional three times that amount is spent on systems integration and implementation services. In certain cases, these services are provided by the ERP software developers, but in most cases they are provided by third party service providers, including information technology consulting firms and the large international accounting firms.

  Because of the substantial effect technology changes have on workers' job functions, companies are increasingly recognizing the importance of providing their end-users, which include personnel and management across all business functions, with the training and tools necessary to utilize these newly implemented systems effectively. While it is a relatively small cost component of the overall ERP implementation, such training and tools are critical factors in companies achieving the expected returns on these substantial information technology investments. SAP has recommended that 12% of the expenses budgeted by its clients for systems integration and implementation services be dedicated to end-user training and tools. The Company believes that the percentage of expenditures is moving closer over time to the level recommended by SAP as clients increasingly recognize the importance of end-user support.

  The global market for end-user performance support services for ERP implementations is large and highly fragmented. Providers include large international systems integrators which are focused principally on systems integration and implementation, but also provide end-user support as a secondary service. In addition, there are a large number of smaller organizations which specialize in ERP support services, generally serving a limited geographic area and having a smaller base of technical and managerial resources. The Company believes that as companies implementing ERP software increasingly recognize the importance of end-user performance support services to the success of their ERP implementations, service providers having the dedicated resources and specialized skills to deliver these services effectively and consistently across a broad geographic area will be well positioned to gain an increasing share of this large and growing market.

BUSINESS STRATEGY

  The Company's goal is to be the worldwide leader in ERP end-user support solutions by providing services to clients in all major countries and languages. The Company's business strategy to achieve this goal includes the following key components:

  Focus Exclusively on End-user Support Services for ERP
Implementations. Since 1988, the Company has provided end-user support services in connection with ERP software implementations for over 275 clients in more than 30 countries. With 425 professional staff operating from 15 offices on six continents, the Company believes that it is the largest international company exclusively focused on providing such services. The Company believes that end-user performance is the single most important factor enabling a business enterprise to realize the benefits of the substantial investments made in ERP software. The Company believes that its substantial expertise, experience, and exclusive focus on providing these services enhance its competitive position and will allow it to continue to benefit from the rapid growth in the market for its services.

  Expand Extensive International Presence. Since 1993, when the Company had two offices in the United States and one office in the United Kingdom, the Company has expanded its presence to 15 offices located in nine countries across North America, South America, Australia, Asia, Europe, and Africa. The Company initially enters a new geographic market using its mobile consulting staff to serve the specific needs of a current client. When justified by ongoing market demand, the Company will establish a new office which it builds predominantly with DACG-trained local professionals after initially using senior Company consultants. The Company believes that its ability to provide consistently high-quality support services internationally is an important factor in attracting multinational clients with requirements for the Company's services across diverse geographic locations. The Company intends to continue to open new offices in strategically important locations with particular near-term focus on expanding its presence in the United States, Latin America, and Asia. See "--Company Organization and Project Management and Methodology" and "--Facilities."

  Maintain and Establish Strong Relationships with ERP Software Vendors. In 1988, the Company provided performance support services for one of the first English language implementations of SAP software in the world. Since that time, the Company has provided support solutions to more than 175 clients installing SAP, while expanding its range of services to support implementations of several of the other leading ERP applications developers, including J.D. Edwards (1996), Oracle (1996), and BAAN (1997). Because the quality of end-user performance support can substantially impact the success of an ERP installation, SAP has developed its own list of a limited number of preferred or qualified service providers. DACG is recognized by SAP as a National Implementation Partner in the United States, Australia, New Zealand, and South Africa. The Company believes that this status is important in enabling it to receive referrals from SAP for new business opportunities. The Company intends to continue to expand and develop new and existing relationships with ERP application vendors and to develop its service capabilities to support additional ERP applications. See "--Sales and Marketing."

  Leverage Large, Diversified, Blue-Chip Client Base. Since 1993, the Company has provided services to 49 of the Fortune Global 500 companies (including three of the top ten) as well as many other large companies worldwide. This blue-chip client base provides the Company with substantial credibility when soliciting business from potential new customers and has proven to be an important source of referrals. In addition, these customers often have geographically dispersed organizations with large numbers of end-users requiring performance support services and staged multi-year ERP implementation cycles, thereby providing the Company with a source of follow-on revenue opportunities. The Company's client base is diversified in that the ten largest clients, in the aggregate, accounted for approximately 37% of the Company's revenue in 1997, respectively. The Company's largest client accounted for less than 6.0% of the Company's revenue in 1997. See "-- Clients."

  Expand Consulting and Sales Organizations. The Company's professional staff has grown from 40 as of December 31, 1993 to over 425 as of December 31, 1997 and its full-time sales staff has grown from two as of December 31, 1993 to 20 as of December 31, 1997. The Company intends to continue to expand and refine its recruiting process to attract the best available consulting and sales staff. When opening new offices, the Company uses core groups of existing senior Company consultants in order to transfer its strong corporate culture and its commitment to high quality service to new personnel in geographically and culturally disparate locations. In addition, DACG has developed a comprehensive series of training programs covering technical skills, project methodologies, and management and sales techniques to accelerate the development of its professional staff, expand their skills, and permit them to attain increasing levels of responsibility within the organization. The Company believes that its success in providing its employees with a challenging and fulfilling work environment, a competitive compensation structure, and broad-based equity ownership has resulted in annual turnover of less than 20% per year for the last three years. See "--Recruiting and Personnel Development."

  Extend Service Offerings. The Company has a significant commitment to continual expansion of its service offerings. Research and development are focused on three main areas: (1) the development of technology-based solutions that allow the Company's consultants to generate improved efficiencies as they develop end-user support solutions for clients; (2) the development of tools and content specific to the ERP applications produced by all of the major ERP vendors; and (3) the development of service solutions for areas complementary to existing businesses such as the development of intranet-based solutions for the delivery of end-user support services that support the Company's clients' needs for education and performance support beyond their ERP systems. The Company considers that its proprietary toolset and its relationship with CBT Systems to develop computer-based training titles are important means of gaining market share in the growing ERP middle market.

SERVICES

  The Company delivers end-user support solutions designed to maximize the return on clients' ERP investments while taking into account each client's individual needs, resources, and requirements. ERP software has a significant direct impact on the working patterns of a corporation which must be managed in relation to both implementation of the software and support of that software over time. The Company performs a thorough review of the procedures and jobs which ERP end-users will need to perform and uses this information to develop the requisite end-user support solution for the client. Such solutions utilize the Company's proprietary methodology, DA Cornerstone, in the delivery of services consisting of change communications, education, and performance support programs developed by the Company.

  From an initial focus on SAP end-user support, DACG has applied its skill set to other ERP technologies such as J.D. Edwards, BAAN, and Oracle, resulting in a portable cross industry, cross technology expertise. See "--Company Organization and Project Management and Methodology."

 Change Communications

  Clients managing their business on ERP systems commit themselves to long-term change. Client end-users are affected by this change, seeing it on the desktop in the form of new software functionality and in day-to-day business activities in the form of new procedures and policies. Typical approaches to managing this change focus on establishing executive management support. The Company believes, however, that the key to successful ERP implementations is ensuring the support of end-users because their effective utilization of technology is critical to the success of ERP investments. Accordingly, the Company's change communications programs are focused on the end-user. Common change communications deliverables provided by the Company to its clients include kick-off meetings and speeches, facilitated collaborative work groups, multimedia presentations, video presentations, and newsletters. These deliverables, in addition to providing critical information, also serve to minimize a client's business disruption by preparing end-users for the impact of ERP-related changes.

  The business goals that drive the implementation of ERP software as identified by client executive management are used as the starting point for the development of change communications programs. An analysis is conducted that determines how the enterprise-wide issues presented by client management will impact each end-user's daily work routine. These issues are identified through the Company's use of facilitated collaborative workshops where the Company's staff work with client end-users to identify areas of greatest concern. Based on this review, a specific change communications program is developed for each segment of the end-user audience. This program ensures the progressive delivery of messages that start with the basic corporate message and then address issues that are specific to segments (such as the accounts receivable department) of the client's organization.

 Education

  The Company develops educational programs specific to each client's needs, taking into account the client's infrastructure and resources, the scope of the client's ERP system, and the client's language and cultural needs. In order to influence the way an end-user works and optimizes his or her utilization of a new system, educational programs are developed that focus on specific end-user job responsibilities, as well as on the overall business processes that impact the end-user. In developing educational content for a client, the Company utilizes its DA Foundation library which contains training content that addresses job roles and processes common to ERP software.

  The Company consults with the client to determine the appropriate media to use for delivering the educational content: instructor-led training; computer-based training; and/or distance learning. Virtually all the Company's clients utilize instructor-led training courses, which the Company customizes to meet the particular client's specifications and needs.

  Many companies, particularly those with large and geographically dispersed operations, find computer-based training to be an effective education delivery method from the standpoint of both cost and time. The Company believes that an integrated curriculum of instructor-led and computer-based training courses represents the optimal end-user education solution. The Company offers both custom and standardized computer-based training modules, utilizing the resources of the DA Foundation library. The Company has developed the standardized courseware under a co-development agreement with CBT Systems, one of the largest companies specializing in computer-based training development and distribution worldwide. Under the agreement, the Company and CBT Systems are jointly developing, in conjunction with SAP, a series of 20 computer-based training courses. The agreement does not require the Company to provide cash, but does require the Company to provide subject matter experts to assist CBT Systems with the development of SAP-related computer-based training software. As of December 31, 1997, 12 of these titles had been released; the remaining eight are scheduled to be released over the next six months. The Company considers the development of computer-based training titles to be an important means of gaining market share in the growing ERP middle market as standardized computer-based courses represent a less expensive means of training for clients that do not require a customized solution.

  The Company also uses distance learning as a method to distribute educational content within client organizations. Distance learning solutions are most often utilized by companies with large remote user audiences and significant information technology infrastructures because they involve distributing content by using wide area networks, corporate intranets, and video conferencing technology.

 Performance Support

  A critical component of the Company's end-user support solution is the documentation of ERP processes which affect end-users. This documentation is designed to assist workers in performing their jobs following training. In utilizing a new system, end-users of technology frequently encounter situations in which they require assistance. In order to limit workers' downtime and provide workers with easy access to assistance, paper-based and on-line references containing relevant policies, processes, and procedures are often the most effective aids. In coordination with the design of educational programs, the Company works with each client to assess the ongoing documentation and performance support needs of the particular audience of end-users. Utilizing the DA Foundation, the Company then develops support content for the client, creating a clearly defined set of policies, processes, and procedures relating the particular ERP software application.

  Based upon the client's information technology infrastructure, budget, and timing needs, the appropriate media for performance support is determined. Hard copy performance support can be delivered by quick reference guides and printed documentation. This type of performance support solution is most often used by those clients who have limited time frames in which to develop an end-user support solution. These clients can migrate to a more technologically advanced solution at a later date. More sophisticated performance support solutions can be delivered through the client's corporate intranet, where DACG will design and maintain a repository of the end-user support deliverables.

  DACG's most sophisticated performance support solution is an electronic performance support system ("EPSS") which provides comprehensive end-user support on demand at the desktop so that end-users can minimize interruptions in seeking help or information relating to a job task. End-users can access the EPSS from their own desktop and find the answers to the questions they have about a particular task. Building a comprehensive EPSS solution can be challenging and costly. To simplify its development, the Company has created a proprietary software technology, DA PASSPORT. DA PASSPORT is context sensitive, which means it can track the location of the client end-users in the client's ERP system, in order to provide support based on the particular application being run, thereby allowing the Company to create customized ERP end-user support accessible at a transactional or task level. The Company can link system task, business procedure, training, and computer-based training files to ERP transactions using the DA PASSPORT technology, providing sophisticated support to end-users. A DA PASSPORT solution is typically recommended to those clients that already have existing corporate intranets, although the Company can consult with a client to construct a corporate intranet site if required.

  The support content ultimately developed for each of the Company's clients is used to regularly update and expand the DA Foundation library. For example, although the Company currently utilizes DA PASSPORT on SAP applications only, as it expands its service offerings to include support for other ERP vendors' software, it will be able to utilize the DA Foundation library as the basis for expanding DA PASSPORT to provide performance support content for such other software applications.

 Representative Engagements

  While each client project is different, the following case studies illustrate the range of support solution services the Company has provided to its clients.

  Cadbury-Schweppes PLC ("Cadbury"). United Kingdom-based Cadbury, the third largest soft drink vendor in the world, decided to replace its legacy computer systems with "Year 2000" compliant SAP ERP software. Starting with an initial engagement with Cadbury's subsidiary, Mott's Inc., the Company utilized 10 consultants over the course of eight months to develop a full suite of change communication, education, and performance support deliverables for Mott's Canadian SAP roll-out. Following successful delivery of this solution, the Company was retained by Mott's to deliver end-user support services for Mott's United States SAP roll-out. These engagements were supported by the Company's North America Mobile Group. During this period, Cadbury acquired Dr Pepper/Seven Up, Inc. and began to implement SAP within this organization from Dr Pepper's base in Dallas. DACG was again retained to deliver end-user support services for this SAP installation. This engagement was supported by the Company's Dallas branch and its North America Mobile Group.

  Hercules, Incorporated ("Hercules"). DACG was initially engaged in 1993 by Hercules, a U.S.-based global manufacturer of chemical and pharmaceutical products, to deliver an end-user support solution in support of Hercules' implementation of SAP. Hercules had more than 2,000 employees entering transactions and accessing data on its SAP system. As part of its investment in technology, Hercules planned to utilize intranet and internet sites to provide it with a competitive advantage. On the basis of the Company's understanding of web technologies and Hercules' business, DACG was selected to assist Hercules in assessing tangible benefits it could derive from internet/intranet technology. DACG analyzed the means by which Hercules could deploy web technology through the internet and a corporate intranet to facilitate employee communication, improve information management, and enhance product marketing. The Company then provided its consulting services to assist in the design and implementation of Hercules' intranet and internet sites. Both the internet and intranet sites were functional within four to five months from the project start date and Hercules successfully achieved its objectives. This project demonstrated DACG's ability to capitalize on its expertise in ERP software applications to provide ERP-related intranet services.

  Cultor Food Science ("Cultor"). A subsidiary of Finland-based Cultor Ltd., U.S.-based Cultor Food Science is a worldwide leader in providing food processors with innovative food ingredients, bulking agents, flavorings, and food protectants. In order to support its aggressive growth plans and customer support initiatives, Cultor purchased SAP R/3 applications. Because of the urgency of its needs, Cultor agreed to become a pilot client for Accelerated SAP ("ASAP"), allotting only six months to have the new systems operational. With only three months remaining before implementation, Cultor recognized its need for outside expertise in training. Using its existing content and its consulting tool set, DACG successfully developed an end-user support solution that met the requirements of SAP's ASAP methodology and Cultor's need for rapid delivery of end-user support. The Company's consultants provided education and performance support deliverables to cover a wide range of Cultor business processes, including financial accounting and control, materials management, sales and distribution, production planning, plant maintenance, asset management, and quality management. The Company's DA Cornerstone methodology facilitated a smooth and efficient implementation of the SAP applications within the client's deadline.

  Cabletron Systems, Incorporated ("Cabletron"). U.S.-based Cabletron is a worldwide leader in providing high performance intranet and internet solutions, including LAN and WAN switches, and network management software. DACG was engaged by Cabletron in 1996 to support Cabletron's implementation of SAP software. The Company developed an end-user support solution covering a wide range of Cabletron processes, including financial accounting, purchasing, inventory management, production planning, and sales and delivery processing. The Company was responsible for the development of an end-user support solution for 1,100 end-users located across the United States. Delivery of change communications to Cabletron's staff was a critical component in preparing end-users for use of the SAP system as all 1,100 end-users were trained in a one month period prior to Cabletron's commencing use of the system.

  PetroFina SA ("PetroFina"). Brussels-based PetroFina is a leading international oil and petrochemical firm employing over 13,000 people. Having worked on the development of an R/2 end-user support solution for

PetroFina since 1994, DACG was selected to provide end-user support services to PetroFina for its R/3 roll out in 1996. The Company developed an end-user support solution that covered a wide range of PetroFina's business processes, supported over 50 end-user job profiles, and was delivered in a number of languages. Through the delivery of a train-the-trainer program, the design of all training curricula, the building of an on-line performance support solution, and the delivery of the foregoing in multiple languages, the Company ensured the successful roll-out of PetroFina's information technology investment across Europe. DACG was retained by PetroFina on the basis of its solid European presence, its proven ability to deliver international end-user support solutions, and its multi-cultural and multilingual consulting capabilities.

CLIENTS

  The Company provides its support solution services around the world to large and mid-sized companies, many of which have information intensive, multinational operations. The Company has provided services to more than 200 clients, including many of the world's leading corporations, in a broad range of industries such as oil and gas, technology, pharmaceutical and chemicals, utilities, and telecommunications, consumer products, and manufacturing. The following is a representative list of the Company's clients served during 1997.

Adgas                     Compaq Computer Corporation  Occidental Chemical
                                                       Corporation

AlliedSignal Inc.          Dealer Solutions LLC        PetroFina SA

Amerada Hess Corporation   Deere & Company             Public Service Electric
                                                       & Gas (PSEG)

AMP Inc.                   Exxon Company               South Africa Post
                                                       Office Inc.

Berlex Laboratories,       Hercules, Inc.             Service Corporation
                                                      International

Bristol-Myers Squibb       Hewlett-Packard Company    Shell Petroleum Inc.
Company

Browning-Ferris            Kimball International      Solvay America Inc.
Industries

Cabletron Systems, Inc.    M/A-COM                    Swift & Co.

Cadbury-Schweppes PLC      Mobil Oil Corporation      Tenneco Packaging, Inc.

Chiron Diagnostics         Montell USA Inc.           Woodside Offshore
                                                      Petroleum

  The Company's ten largest clients, in the aggregate, accounted for approximately 59.0%, 53.0%, and 37.0% of its revenue in 1995, 1996, and 1997, respectively. No single client of the Company accounted for more than 6.0% of the Company's revenue in 1997. In 1995, one client, for which the Company provided services on multiple projects for numerous client subsidiaries, represented 17.7% of the Company's revenue for that year.

COMPANY ORGANIZATION AND PROJECT MANAGEMENT AND METHODOLOGY

 Organization

  The Company divides its organization into three operating divisions: the Americas Division, which includes its North, South, and Central America operations (comprised of a total of seven offices); the EMEA Division, which includes its Europe, Middle East, and Africa operations (comprised of a total of five offices); and the Asia Pacific Division, which includes its Australia, New Zealand and Asia operations (comprised of a total of three offices). Each division is headed by a member of the Company's management and is further divided into regions which are generally headed by a Company vice president. Regions are divided into branches, with each branch generally organized into five tiers: consultants; project leaders; project managers; operations managers; and branch managers.

  Specifically defined responsibilities, communicated through formal training programs and review processes, exist at each level, providing the Company's employees with clearly defined roles and accountability for implementing and effectuating end-user support solutions world-wide. The operations manager, a designated senior individual with extensive project management experience, has primary responsibility for defining the scope of the engagement and satisfying client expectations regarding this scope. The operations manager also has responsibility for managing resource availability of staff from within the Company's organization and for managing project costs. The project manager has responsibility for the execution of the planned project and the production of all deliverables within budget and on-time. The project manager oversees project staffing and works with the operations manager to locate additional Company resources if required. Company-wide executive management, strategic planning, and financial administration are conducted from the Company's corporate headquarters in Houston, Texas.

 Project Methodology and Management

  The Company's DA Cornerstone project management methodology is a key component in its delivery of quality end-user support solutions to its clients. DA Cornerstone is DACG's comprehensive six phase, end-user support methodology that addresses key end-user support program deliverables, activities, and milestones throughout the life cycle of an ERP implementation. Each phase has associated tools that facilitate the completion of that phase's activities and deliverables.

  DA Cornerstone phases include:

  Analyze: The operations manager, together with the project manager or leader, analyzes the client needs, resources, and requirements. Once this process is complete, the Company submits to the client an end-user support strategy document comprised of change communication, education, and performance support strategies and deliverables for its approval.

  Prototype and
   Design: Once the change communication, education, and performance support strategies are approved, the project manager or leader, with the support of the operations manager, designs deliverables and sets up appropriate development strategies for the support solution. The client must approve the end-user support program design.

  Develop: The entire project team executes the change communications, education, and performance support development strategies, and submits all deliverables for frequent internal and client review.

  Implement:    The entire project team delivers the change communication, education program, and performance support to the end-users.

  Evaluate:     The operations manager and the project manager evaluate the effectiveness of the end-user support program using appropriate tools.

  Support: The operations manager and the project manager set up the post implementation, long-term maintenance strategy for the end-user support program.

  The Company's project staff develops each end-user support component through an iterative draft and review process that directly involves client end-users in the development of content specific to their needs. This review process typically consists of three stages and has quality control steps embedded in each stage as formal checkpoints. These checkpoints are intended to ensure that the client is satisfied with the deliverables, that the content is accurate and adheres to the Company's own standards, and that the project is delivered in a cost-effective and timely manner. The success of a given project engagement from a cost, time, and client satisfaction standpoint is the responsibility of the assigned operations and project managers.

SALES AND MARKETING

  The Company generates business through a field sales force which sells directly and pursues client and vendor referrals and trade show leads. In addition, the Company co-markets, in the form of joint sales calls and marketing materials, with ERP vendors and CBT Systems.

  The Company's direct sales efforts are performed worldwide by its 20 full-time sales personnel, each of whom has either a branch territory or regional focus. The sales personnel generate leads from several sources, including referrals from the Company's existing clients and from attendance at industry trade shows. Among its sales and marketing efforts, the Company's sales force has presented the Company's expertise at SAPPHIRE, the annual SAP America conference for SAP service providers and end-users. Other shows at which the Company participates and has an opportunity to demonstrate its expertise include: SAP conferences in the United States (ASUG, the Americas SAP User Group), South Africa (SAPHILA), Latin America (SAP Universe), Europe, Australia, and Singapore; J.D. Edwards conferences (Focus and User Group); and BAAN world conferences. The Company also uses internet-based marketing, direct mail, advertising in trade magazines, road show events, and networking through regional business communities to generate potential sources for new business.

  The Company's strategic business alliances, including those which the Company maintains with SAP, J.D. Edwards, and CBT Systems, are a source of generating new business. DACG is recognized by each of SAP, Oracle, and J.D. Edwards as a preferred or qualified provider of end-user support services. As part of its overall relations with SAP, the Company has SAP National Implementation Partner status in the United States, Australia, New Zealand, and South Africa. This status allows for participation in SAP's partner program and exhibitor attendance at SAP conferences. In addition, the Company develops and delivers to potential clients joint proposals with certain of these business alliance partners, with the proposals covering software applications, software implementation services, and end-user support solutions. The Company has been successful in obtaining new business through these joint proposals.

  The Company's services require a substantial financial commitment by clients and, therefore, typically involve a long sales cycle. Once a lead is generated, the Company endeavors to understand quickly the potential client's business needs and objectives in order to develop the appropriate solution and bid accordingly. The Company's operations and project managers are involved throughout the sales cycle to ensure mutual understanding of client goals, including time to completion and technological requirements. Sales cycles for end-user support solution projects typically range from one to six months from the time the Company initially meets with a prospective client until the client decides whether to authorize commencement of an engagement. The retention of the Company typically occurs at the beginning of the design/prototype stage of the software implementation.

RECRUITING AND PERSONNEL DEVELOPMENT

  As of December 31, 1997, DACG's personnel consisted of 568 employees, 425 of which were professional staff, 23 of which were sales and marketing staff, 23 of which were research and development staff, and 97 of which were administrative staff. The Company believes that its success depends in large part on its attracting, retaining, and motivating talented, creative, and professional employees at all levels. The Company seeks to hire personnel with prior consulting experience in ERP end-user education programs, education professionals with a background in information technology, and information technology professionals with experience with education or communication programs. Strong project management, analytical and communications skills and meaningful international experience are also considered. Recruiting is coordinated company-wide through the Company's human resources department.

  Training and mentoring are integral parts of the Company's staff development program. The Company's training programs ensure that its professional staff understands the impact of technology on people, is able to communicate effectively at all levels within a client organization, and has the ability to communicate with its clients' technical, business, and management staff in order to gain an understanding of client end-user support requirements. Ongoing training includes a blend of in-house and external training. In-house training includes basic ERP training, more detailed ERP software education, project management, consultancy skills, and leadership training. The use of DA Foundation materials and the application of performance support technologies such as DA PASSPORT are also covered. In addition, all consultants are required to attend a DA Cornerstone methodology training program, and to be approved for its use before being assigned to any consulting project. External training programs focus on project and time management skills.

  The Company believes that its culture is central to its ability to attract and retain highly skilled and motivated professionals. Extensive technical, management, and sales training enable DACG professionals to expand their skills and attain increasing levels of responsibility within the organization. The Company attracts and motivates its professional and administrative staff by offering competitive packages of base and incentive compensation and benefits. All professional staff members are eligible for bonuses. The Company appreciates the importance of recognition and a promotion track for its administrative staff and fully integrates this staff into the conduct of its business. The Company has experienced staff retention rates in excess of 80% over each of the past three years. Further, all of the Company's employees are eligible to receive stock options. After the completion of this offering, 403 employees (representing approximately 70% of the Company's employees as of December 31, 1997) will own, in the aggregate, approximately 20% of the post-offering, fully diluted equity of the Company. See "Management--1997 Stock Option Plan."

RESEARCH AND DEVELOPMENT

  DACG established a research and development department in 1995 to support and maintain its end-user support content and consulting methodologies. This division, which consisted of 23 persons as of December 31, 1997, is responsible for developing and maintaining DA PASSPORT, DA Foundation, and the Company's consulting methodologies, including the development of the Company's proprietary toolset used for the rapid deployment of end-user support solutions. The division is also responsible for developing computer-based training in cooperation with CBT Systems.

  The Company's research and development department continually applies technology developments to the Company's content and tools. As technology has advanced, DACG has kept pace with this development, expanding its deliverables from traditional hard copy materials and instructor led training to include on-line documentation, multimedia training, EPSS, and web-based education and performance support solutions. The division works directly with the Company's human resources department to ensure that the Company's consultants are trained to support each new release of the consulting methodologies. The Company considers research and development as a key to the expansion of its service offerings and plans to increase its expenditures in this area in 1998.

COMPETITION

  The global market for end-user performance support services for ERP implementations is large and highly fragmented and is subject to low barriers to entry and rapid change. Providers include large international systems integrators, such as the consulting practices of the large international accounting firms, which are focused principally on systems integration and implementation but also provide end-user support as a secondary service. In addition, the Company competes with the professional services groups of many large technology and management consulting companies and a large number of smaller organizations which specialize in ERP support services, generally serving a limited geographic area and having a smaller base of technical and managerial resources. In addition, clients may elect to use internal resources to satisfy their needs for the services the Company provides. The Company faces competition for client assignments from a number of companies having significantly greater financial, technical, and marketing resources and greater name recognition than the Company. The Company believes that the key competitive factors forming the basis upon which these companies compete are experience, reputation, industry focus, international presence, service offerings, and price relative to the value of the services provided. The Company believes that it competes effectively and will continue to compete effectively with respect to each of these factors both in the United States and internationally.

FACILITIES

  Currently, the Company maintains 15 offices on six continents. The Company's headquarters is at 5847 San Felipe Road, Suite 3700, Houston, Texas, where it leases approximately 20,000 square feet of space. This lease expires in June 2004. The Company also maintains domestic offices in the metropolitan areas of Boston, Dallas, and Philadelphia, and foreign offices in Toronto, Mexico City, London, Paris, Singapore, Melbourne, Sydney, Durban, Johannesburg, Cape Town and Caracas. Each of these offices is located near one or more significant clients of the Company, and, except for Durban, have terms which will expire in between one and seven years (exclusive of renewal options exercisable by the Company). The Company's strategy is to locate offices in areas where it has significant client work. All of the Company's offices are electronically linked together and have access to all of the Company's capabilities and core consulting tools. From time to time, the Company uses office space provided at client sites to facilitate performance of its services and maximize client contact. Where the Company operates in a country without an established office, operations are handled on a mobile basis with corporate support being delivered from one of its regional centers in Houston, London, Sydney, or Johannesburg. The Company believes that its facilities are adequate for its current needs and that additional facilities can be leased to meet future needs.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret laws to protect its proprietary rights. The Company generally enters into confidentiality agreements with its key employees and clients, thereby seeking to limit distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use of and take appropriate steps to enforce its intellectual property rights. Software developed and other materials prepared by the Company in connection with client engagements are usually assigned to the Company's clients following the termination of the engagement. The Company retains the right to use the general know-how developed by the Company in the course of the engagement, and this accumulated knowledge is the basis for the DA Foundation. The Company also retains all rights to certain of its proprietary methodologies and software (such as DA PASSPORT and computer-based training software), the benefit of which the Company provides to the client by royalty-free license.

  DA Foundation and DA Team Teach are registered trademarks and/or service marks of the Company. The Company also claims common law trademark rights in DA Consulting Group, DA, and the DA logo, for which the Company has filed applications for federal registration in the United States Patent and Trademark Office. Furthermore, the Company claims common law trademark rights in various other marks, including DA Cornerstone, DA PASSPORT, and the slogan Solutions for People and Technology, but has not decided at present to file applications for trademark registration for any of these other marks. The Company holds no patents. The Company has registered the copyright in the computer programs titled "DA Basic Skills Training for SAP R/3" and "DA Basic Skills Training for SAP R/3 v2.0 US." The Company also claims the copyright in numerous other works and may elect to register such copyrights on a case-by-case basis.

LEGAL PROCEEDINGS

  From time to time, the Company is a party to routine litigation in the ordinary course of business. The Company is not currently a party to any material pending legal proceedings.

                                  MANAGEMENT

  The following table sets forth information regarding the executive officers and directors of the Company:

EXECUTIVE OFFICERS AND DIRECTORS:  AGE                     POSITION
---------------------------------  ---                     --------
Nicholas H. Marriner......          55 President, Chief Executive Officer, and Director
Patrick J. Newton.........          31 Chief Operating Officer
Michael J. Mackey.........          40 Chief Financial Officer, Executive Vice
                                       President, Finance and Administration,
                                       Treasurer, and Secretary
Lisa L. Costello..........          28 Executive Vice President, Research and
                                       Development
Eric J. Fernette..........          40 Executive Vice President, Human Resources
Virginia L. Pierpont......          55 Director and Chair of the Board
Nigel W.E. Curlet.........          52 Director
Gunther E.A. Fritze.......          61 Director
Richard W. Thatcher, Jr...          58 Director

EXECUTIVE OFFICERS AND DIRECTORS

  Nicholas H. Marriner joined the Company in 1991 as its Financial Director and in 1993 became the Company's Chief Executive Officer. Until June 1996, Mr. Marriner was also a partner in Clark Whitehill Josolyne, an accounting firm which until December 1997 provided accounting services to the Company. See "Certain Relationships and Related Transactions." Mr. Marriner attended Leeds University and is a Fellow of the Institute for Chartered Accountants in the United Kingdom. Mr. Marriner is married to Ms. Pierpont.

  Patrick J. Newton joined DACG in London in 1991 as a consultant. He was promoted to Branch Manager of the Mobile Group in July 1995, to Vice President of the Mobile Group in January 1996, to President of the Americas Division in July 1996, and to Chief Operating Officer in January 1997. As Chief Operating Officer, he is responsible for the worldwide operations of the Company. Mr. Newton received his B.A. from Oxford University.

  Michael J. Mackey joined the Company in February 1997 as its Chief Financial Officer and is primarily responsible for the finance and administrative functions of the Company. Prior to joining the Company, from 1990 to 1996, Mr. Mackey was employed by Global Software, Inc., a technology company with consulting and products divisions, most recently as its Chief Financial Officer. Mr. Mackey received his B.S. from the University of Florida and his MBA from the University of Central Florida and is a Certified Public Accountant.

  Lisa L. Costello joined DACG as a consultant in February 1993. She assumed the position of Operations Manager of the Americas Division Mobile Group in January 1996, and in July 1996 she was promoted to Director of Research and Development for DACG's Americas Division. In January 1997, she was promoted to Vice President and, in August 1997, to Executive Vice President, Research and Development, with responsibility for research and development worldwide. Prior to joining the Company, from June 1991 to January 1993, Ms. Costello was a technical writer with Software Interfaces, Inc. Ms. Costello received her B.A. from the University of St. Thomas, Houston.

  Eric J. Fernette joined the Company as Executive Vice President, Human Resources in July 1997. Prior to joining the Company, from 1987 to 1997, Mr. Fernette was employed by Compaq North America in various capacities, most recently as Director of Human Resources, North America Division. From 1979 to 1987, Mr. Fernette was a Human Resources Manager with ITT. Mr. Fernette received his B.S. from Arizona State University.

  Virginia L. Pierpont founded DACG as a sole proprietorship in 1984, incorporated the business in 1987, and opened its United Kingdom operation in 1988. Ms. Pierpont was the Chief Executive Officer of the Company from 1984 to 1993 and has been Chair of the Board since December 1996. Ms. Pierpont received her B.A. from Boston University. Ms. Pierpont is married to Mr. Marriner.

  Nigel W.E. Curlet has served as a director since December 1996. Since 1976, he has been employed in various capacities by Shell Chemical Company and is currently its Manager of Business Process Design. Mr. Curlet's prior management roles at Shell were in its information technology, research and development, and operations and strategic planning departments. He received his B.S. from Birmingham University and his S.C.D. from Massachusetts Institute of Technology.

  Gunther E.A. Fritze has served as a director since December 1996. Since 1962, he has been employed in various capacities by Bank of Boston and is currently its Manager, Finance Companies. He received his B.A. from Harvard College and his MBA from Harvard Business School.

  Richard W. Thatcher, Jr. has served as a director since December 1996. Since 1992, he has been Senior Vice President in the investment banking department of Pennsylvania Merchant Group Ltd, one of the Representatives of the Underwriters. He received his B.S. in engineering and his MBA from Cornell University.

  The Restated Articles provide for the Board of Directors to be divided into three classes serving staggered three-year terms. The term of office of the first class of directors, consisting of Messrs. Curlet and Fritze, will expire at the 1999 annual meeting of shareholders, the term of office of the second class, consisting of Ms. Pierpont and Mr. Thatcher, will expire at the 2000 annual meeting of shareholders, and the term of office of the third class, consisting of Mr. Marriner, will expire at the 2001 annual meeting of shareholders. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the two other classes will continue in office.

DIRECTOR COMPENSATION

  Directors who are not employees of the Company are paid a fee of $1,250 for each board and committee meeting attended in person and all directors are reimbursed for travel expenses as incurred.

BOARD COMMITTEES

  Concurrent with the completion of this offering, the Board of Directors will establish an Audit Committee, the initial members of which will be Messrs. Curlet, Fritze, and Thatcher, and a Compensation Committee, the initial members of which will be Ms. Pierpont and Messrs. Curlet and Fritze. The Audit Committee will review the qualifications of the Company's independent auditors, make recommendations to the Board of Directors regarding the selection of independent auditors, review the scope, fees and results of any audit, and review non-audit services and related fees provided by the independent auditors.

  The Compensation Committee will be responsible for determining compensation for the executive officers of the Company, including bonuses and benefits, and will administer the Company's compensation programs, including the Company's 1997 Stock Option Plan.

  The Board of Directors does not have a nominating committee. The selection of nominees for the Board of Directors is made by the entire Board of Directors. The Board of Directors may from time to time establish other committees to facilitate the management of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  Prior to this offering, the Company has had no separate Compensation Committee or other committee performing equivalent functions. As a result, compensation matters were performed by the Board of Directors or senior management of the Company. A majority of the directors expected to serve on the Compensation Committee will be non-employee directors of the Company. No director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is also a director of the Company.

EXECUTIVE COMPENSATION

 Summary Compensation

  The following table sets forth, as to the Chief Executive Officer and the only other executive officers whose annual salary and bonus exceeded $100,000 in 1997 (collectively, the "Named Executive Officers"), information with respect to annual and long-term compensation earned during the last three fiscal years:

                          SUMMARY COMPENSATION TABLE

                                                      LONG TERM
                                                     COMPENSATION
                                                        AWARDS
                                                     ------------
                                                      NUMBER OF
                             ANNUAL COMPENSATION(1)     SHARES
                             -----------------------  UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY(2)  BONUS     OPTIONS    COMPENSATION(3)
---------------------------  ---- --------- -------- ------------ ---------------
Nicholas H. Marriner......   1997 $270,000  $205,878      --         $  7,919
 President and Chief         1996 $180,000  $129,600      --         $  9,885
 Executive Officer           1995 $149,386  $ 38,820      --         $  9,772
Patrick J. Newton.........   1997 $210,000  $ 95,317     8,400          --
 Chief Operating Officer     1996 $125,000  $125,000      --         $291,960
                             1995 $ 78,209     --         --            --
Michael J. Mackey(4)......   1997 $142,083  $ 35,805    63,000       $  4,354
 Chief Financial Officer,    1996    --        --         --            --
 Executive Vice President,   1995    --        --         --            --
 Finance and
 Administration,
 Treasurer, and Secretary
Lisa L. Costello..........   1997 $113,927  $ 56,000    21,000       $  7,657
 Executive Vice President,   1996 $ 97,200  $ 32,500      --         $    300
 Research and Development    1995 $ 52,731     --         --         $  2,100
Eric J. Fernette(5).......   1997 $ 48,159  $ 20,000    25,200          --
 Executive Vice President,   1996    --        --         --            --
 Human Resources             1995    --        --         --            --

--------
(1) All figures converted to U.S. dollars based upon the exchange rate at the end of the applicable fiscal year.
(2) Salary includes amounts deferred, if any, pursuant to the Company's 401(k) plan.

(3) Amounts include compensation expense attributed to employee stock awards, employer 401(k) contributions and Company perquisites. Mr. Newton's other compensation represents shares of Common Stock awarded to him without cash consideration.
(4) Mr. Mackey became Chief Financial Officer on February 1, 1997 at a base annual salary of $155,000. Options with respect to 63,000 shares of Common Stock were granted to Mr. Mackey on February 1, 1997.
(5) Mr. Fernette became Executive Vice President, Human Resources on July 28, 1997 at a base annual salary of $115,000. Options with respect to 25,200 shares of Common Stock were granted to Mr. Fernette on August 1, 1997.

 Employment Agreements

  The Company has entered into employment agreements with the Named Executive Officers effective January 1, 1998, the initial terms of which expire on December 31, 1998. The initial base annual salaries under the employment agreements of the Named Executive Officers are $432,000 for Mr. Marriner, $306,000 for Mr. Newton, $169,200 for Mr. Mackey, $144,000 for Ms. Costello, and $144,000 for Mr. Fernette. The base annual salary of each of the Named Executive Officers is subject to increases periodically at the discretion of the Board of Directors, and each Named Executive Officer may receive an annual bonus as determined by the Board of Directors. Each of the employment agreements provides for customary benefits, including life, health and disability insurance and 401(k) plan participation. Each of the employment agreements further provides that if the employee is terminated without cause, such employee is entitled to severance pay of up to 18 months base salary, bonus, and benefits. In the event such employee is terminated in connection with a change in control (as defined therein), Mr. Fernette and Ms. Costello would be entitled to receive one year's base salary and benefits and 100% of any bonus paid with respect to the calendar year immediately preceding termination, and Messrs. Mariner, Newton, and Mackey would be entitled to receive two years' base salary and benefits and 200% of any bonus paid with respect to the calendar year immediately preceding termination.

 Key Man Insurance

  Messrs. Marriner, Newton, and Mackey are key employees of the Company and the contribution of each of them to the Company has been and will continue to be a significant factor in the Company's future success. The loss of any of them could adversely affect the Company's business and results of operations. The Company maintains, and is the beneficiary of, "key man" life insurance policies on the lives of Messrs. Marriner, Newton, and Mackey each in the face amount of $1.0 million.

 Option Grants

  The following table sets forth information regarding options to purchase shares of Common Stock granted to the Named Executive Officers during 1997.

                           OPTION GRANTS DURING 1997




                                                                           POTENTIAL REALIZED
                                         INDIVIDUAL GRANTS                  VALUE AT ASSUMED
                         -------------------------------------------------    ANNUAL RATES
                         NUMBER OF   PERCENT OF                              OF STOCK PRICE
                         SECURITIES    TOTAL                                APPRECIATION FOR
                         UNDERLYING   OPTIONS                                OPTION TERM(2)
                          OPTIONS     GRANTED    EXERCISE PRICE EXPIRATION -------------------
NAME                      GRANTED   TO EMPLOYEES  PER SHARE(1)     DATE       5%       10%
----                     ---------- ------------ -------------- ---------- -------- ----------
Nicholas H. Marriner....      --         --            --             --         --         --
Patrick J. Newton.......    8,400        1.7%        $5.71      1/31/2007  $116,193 $  213,449
Michael J. Mackey.......   63,000       13.2          5.71      1/31/2007   871,444  1,600,869
Lisa L. Costello........   21,000        4.4          5.71      1/31/2007   290,481    533,623
Eric J. Fernette........   25,200        5.2          6.55      7/31/2007   327,578    619,348

--------
(1) The exercise price equaled the fair market value of a share of Common Stock on the date of grant as determined by the Board of Directors. The exercise price is payable in cash or by delivery of shares of Common Stock having a fair market value equal to the exercise price of the options exercised. All options vest in one-third installments on the second, third, and fourth anniversaries of the date of grant.
(2) The assumed annual rates of appreciation of 5% and 10% would result in the price of a share of Common Stock increasing to $19.55 and $31.12, respectively, from the assumed initial public offering price of $12.00 per share, during the 10 year term of the options. The vesting of unvested options may be accelerated at any time by the Company. The 5% and 10% assumed annual rates of stock price appreciation used to calculate potential gains to optionees are mandated by the rules of the Commission. The potential realizable value does not represent the Company's prediction of its stock price performance. There can be no assurance that the stock price will actually appreciate over the 10 year option term at the assumed 5% and 10% levels or at any other level.

 Option Exercises and Holdings

  The following table sets forth information concerning the number and value of unexercised options to purchase shares of Common Stock held by the Named Executive Officers as of December 31, 1997. No Named Executive Officer exercised any options to purchase shares of Common Stock during 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF
                                                        SECURITIES    VALUE OF
                                                        UNDERLYING   UNEXERCISED
                                      SHARES           EXERCISABLE/    IN-THE-
                                     ACQUIRED          UNEXERCISABLE    MONEY
                                       UPON    VALUE    OPTIONS AT   OPTIONS AT
NAME                                 EXERCISE REALIZED  YEAR-END(1)  YEAR-END(2)
----                                 -------- -------- ------------- -----------
Nicholas H. Marriner................   --       --           --            --
Patrick J. Newton...................   --       --         8,400      $ 52,800
Michael J. Mackey...................   --       --        63,000       396,000
Lisa L. Costello....................   --       --        21,000       132,000
Eric J. Fernette....................   --       --        25,200       137,400

--------
(1) All options were unexercisable on December 31, 1997.
(2) Value is based on the $12.00 per share assumed initial public offering price less the per share exercise price.

EMPLOYEE BENEFIT PLANS

 1997 Stock Option Plan

  The Company adopted its 1997 Stock Option Plan (the "Stock Option Plan") effective February 1, 1997. The Company believes that the Stock Option Plan will promote the long-term growth and profitability of the Company by providing key people associated with the Company with incentives to improve shareholder value and to contribute to the growth and financial success of the Company. Moreover, the Company believes that the Stock Option Plan will help the Company to attract, retain, and reward the best available persons for positions of substantial responsibility.

  The Stock Option Plan has been administered by the Board of Directors and will be administered by the Board's Compensation Committee after the completion of this offering. The Board of Directors has exclusive authority:
(i) to grant Awards (as defined below) under the Stock Option Plan; (ii) to make all interpretations and determinations affecting the Stock Option Plan; and (iii) to determine the individuals to whom Awards are granted, the amount of such Awards, any applicable vesting schedule, and any other terms of an Award.

  Participation in the Stock Option Plan is limited to employees and members of the Board of Directors of the Company or any of its subsidiaries, as well as independent contractors and consultants of the Company (the "Participants"). Awards under the Stock Option Plan may be in the form of incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code or "nonqualified" stock options ("NQSOs") (collectively, "Awards"). ISOs may only be granted to individuals who are employees of the Company at the date of grant. All options vest in one-third installments on the second, third and fourth anniversaries of the date of grant, unless otherwise specified in the terms of an individual Award. Awards under the Stock Option Plan are not transferable by the Participants, except upon death. If any Award issued under the Stock Option Plan expires or becomes unexercisable for any reason without having been exercised in full, or if shares issued pursuant to an Award are subsequently repurchased by the Company, the unpurchased or repurchased shares will again become available for future Awards under the Stock Option Plan.

  The Stock Option Plan provides for the grant of stock options to purchase up to an aggregate of 1,260,000 shares of Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, merger, consolidation, exchange of shares, offering of rights to purchase shares of Common

Stock at a price substantially below fair market value, or other similar event, appropriate proportional adjustments may be made to the number of shares reserved for issuance under the Stock Option Plan and the number, kind, and price of shares covered by outstanding Awards. The Stock Option Plan also provides for the ability of the Board or the Compensation Committee to accelerate the vesting of all unvested options, to accelerate the expiration date of all options, whether or not vested, or to take certain other actions upon the occurrence of a "Change of Control," as such term is defined in the Stock Option Plan. Stock options may not be exercised more than 10 years after the date of grant (five years after the date of grant with respect to an ISO granted to any person who owns stock of the Company possessing 10% or more of the total voting power of all the Company's stock at the time of the grant).

  The Board has the discretion to award stock options to Participants as either ISOs (employees only) or as NQSOs. Stock options awarded to Participants who are not employees will be NQSOs. The exercise price of an ISO must be not less than the fair market value of the Common Stock on the date the option is granted (110% of fair market value with respect to an ISO granted to any person who owns stock of the Company possessing 10% or more of the total voting power of all the Company's stock at the time of the grant), and is payable upon the exercise of the option. Although the exercise price of an NQSO may be less than the fair market value of the Common Stock on the date the option is granted, the Board does not intend to grant NQSOs at less than fair market value. The number of shares covered by ISOs granted to any optionee is limited such that the aggregate fair market value of stock (determined as of the date of the grant) with respect to which ISOs are exercisable for the first time by such optionee in any calendar year may not exceed $100,000. The excess options, if any, will be treated as NQSOs.

  If an optionee's service with the Company ceases for any reason other than death, disability, or termination for cause, unless otherwise specified in the terms of an individual option agreement, any option exercisable on the date of such termination generally may be exercised for a period of three months from the date of such termination or until the expiration of the stated term of the option, whichever period is shorter. In the event of termination of service by reason of death or disability, unless otherwise specified in the terms of an individual option agreement, any option exercisable at the date of such termination generally may be exercised for a period of one year from the date of termination or until the expiration of the stated term of the option, whichever period is shorter. If an optionee's service is terminated for cause, any option not exercised prior to the date of such termination shall be forfeited.

  As of December 31, 1997, options to purchase an aggregate of 446,069 shares of Common Stock were outstanding under the Stock Option Plan at a weighted average exercise price of $5.91 per share (none of which are currently exercisable), including options to purchase the following number of shares held by the following directors and executive officers: Mr. Newton (8,400 shares); Mr. Mackey (63,000 shares); Ms. Costello (21,000 shares); Mr. Fernette (25,200 shares); Mr. Curlet (12,600 shares); Mr. Fritze (12,600 shares); and Mr. Thatcher (12,600 shares). In addition, the Company expects to grant to employees, as of the date of this Prospectus, options to purchase an aggregate of 336,000 shares of Common Stock under the Stock Option Plan at an exercise price equal to the initial public offering price per share, including options to purchase the following number of shares to the following executive officers: Mr. Newton (42,000 shares); Mr. Mackey (42,000 shares); Ms. Costello (21,000 shares); and Mr. Fernette (4,200 shares).

 401(k) Plan

  The Company sponsors a 401(k) profit sharing plan (the "401(k) Plan") which covers substantially all of its U.S. employees. Employees are eligible to participate after completing three months of service. The 401(k) Plan provides for elective contributions by employees up to the maximum limit allowed by the Internal Revenue Code. The Company currently matches 50% of the amount deferred by participants, on deferral amounts up to 7.5% of compensation. Although the Company has not made any profit sharing contributions, the 401(k) Plan permits the Company to make a discretionary profit sharing contribution which, if made, is allocated to the accounts of participants who have been credited with 1,000 hours of service during a plan year and who are employed on the last day of a plan year. The Company made matching contributions equal to $0.06, in 1995 and

$0.50 in 1996 and 1997 for each dollar contributed to the 401(k) Plan, subject to the limits noted above, by employees. An employee is fully vested in the matching contributions after six years of employment, or earlier upon attainment of appropriate retirement age, upon retirement due to disability, or upon death. The Company made contributions to the 401(k) Plan aggregating approximately $9,000, $92,000, and $224,000 during the years ended December 31, 1995, 1996 and 1997 respectively. Payment of benefits is generally made in the form of a single lump sum or in installments. The Company sponsors similar plans in Canada, South Africa, and the United Kingdom, pursuant to which employees may defer specified percentages of compensation which the Company matches at a rate of 50-100% on the first 3-5% of compensation deferred. The Company made matching contributions of approximately $74,000 in 1997. No amounts were deferred in 1997 under the South Africa plan.

 Incentive Compensation and Profit Sharing Policies

  The Company has implemented incentive compensation and profit sharing policies which cover substantially all salaried employees. Employees in positions at project manager or below, as well as administrative staff, are eligible for discretionary profit sharing payments. Each employee's profit sharing payment is based on a formula and is contingent upon his or her level of salary and length of service. Employees in positions at project manager or above are eligible for incentive compensation payments based on satisfaction of applicable performance criteria. The Company approved and recognized incentive compensation and profit sharing payments aggregating $650,000, $1,258,000, and $1,994,000 for the years ended December 31, 1995, 1996, and
1997, respectively. The Company sponsors a profit sharing plan in the United Kingdom, pursuant to which 9% of net revenues are paid to employees on a partially tax-deferred basis. The Company made payments pursuant to this plan aggregating $98,000 and $93,000 in 1995 and 1996, respectively.

 Prior Plan and Awards

  The Company adopted a stock plan in 1996 which allowed certain employees to purchase shares of Common Stock at fair market value on such date. An aggregate of 123,753 shares were purchased pursuant to this plan. No additional shares will be granted or sold under this plan as it has been terminated. In addition, the Company awarded 464,848 shares of Common Stock to certain key employees in 1996. No cash consideration was paid for such shares. See "Certain Relationships and Related Transactions."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During 1995, 1996, and 1997, the Company paid $160,000, $100,000, and
$100,000, respectively, for accounting services provided by Clark Whitehill Josolyne, an accounting firm of which Nicholas H. Marriner, the President and Chief Executive Officer of the Company, was a partner until June 1996.

  In October 1997, the Company entered into a contract with Richard W. Thatcher, Jr., a director of the Company and Senior Vice President in the investment banking department of Pennsylvania Merchant Group Ltd, one of the Representatives of the Underwriters, pursuant to which Mr. Thatcher provides certain financial advisory services to the Company in exchange for a monthly retainer of $5,000 and payment of certain fees in the event of the successful completion of an acquisition or merger. The Company believes that these consulting services, which will continue through December 1998, are being provided by Mr. Thatcher at a fair market rate.

  As of January 1, 1995, the Company owed Mr. Marriner and Virginia L. Pierpont, Chair of the Board of Directors of the Company, approximately $280,000 in respect of loans and other advances from Mr. Marriner and Ms. Pierpont to the Company. During 1995, additional loans and other advances were made. These amounts were payable on demand and interest was accrued at a discretionary variable rate (approximately 16% per year). As of December 31, 1995 and 1996, the Company's indebtedness to these principals amounted to $312,000 and $356,000, respectively. Interest expense related to the Company's indebtedness to these principals amounted to $45,000 and $53,000 for the years ended December 31, 1995 and 1996, respectively. In March 1997, the Company repaid the outstanding balance of this indebtedness.

  In June 1996, the Company loaned Cynthia Gibson, a Selling Shareholder, and a trust for the benefit of Piero Granelli, another Selling Shareholder, an aggregate of $413,000, all of the proceeds of which such Selling Shareholders used in connection with their purchase of 361,200 shares of Common Stock for an aggregate purchase price of $459,000. In July 1997, the Company loaned Michael J. Mackey, the Chief Financial Officer of the Company, $89,640, all of the proceeds of which Mr. Mackey used in connection with his purchase of 17,430 shares of Common Stock for a purchase price of $99,600. Mr. Mackey's loan bears interest at the prime rate of interest plus 0.25% per year and matures June 30, 2001, subject to mandatory prepayment upon the completion of this offering. In December 1997, Mr. Mackey purchased 7,560 shares of Common Stock for $49,500. All of the foregoing loans will be repaid to the Company upon completion of this offering.

  In June 1996, Ms. Pierpont contributed 1,170,448 shares of Common Stock to the capital of the Company at cost, a portion of which shares were issued by the Company to employees. In September 1996, the Company awarded 158,760 shares of Common Stock to Patrick J. Newton, Chief Operating Officer of the Company, and in December 1997, Mr. Newton purchased 7,560 shares of Common Stock for $49,500. In January 1997, Mr. Thatcher purchased 42,000 shares of Common Stock of the Company for $240,000, and in December 1997, Mr. Thatcher purchased 15,120 shares of Common Stock for $99,000. In January 1997, Gunther E.A. Fritze, a director of the Company, purchased 6,300 shares of Common Stock for $36,000, and in December, 1997 Mr. Fritze purchased 21,000 shares of Common Stock for $137,500. In December 1997, Eric J. Fernette, the Executive Vice President, Human Resources of the Company, purchased 30,240 shares of Common Stock for $198,000. In January 1997, Margaret Rather Curlet, wife of Nigel W.E. Curlet, a director of the Company, purchased 3,570 shares of Common Stock for $20,400, and on December 1997, Ms. Curlet purchased 7,560 shares of Common Stock for $49,500. The price paid for the above-mentioned purchases represented the fair value of the purchased shares as determined by the Board of Directors as of the dates of each such purchase.

  In June 1994, Ms. Pierpont, Mr. Marriner, and two trusts (the beneficiaries of which include Ms. Pierpont and members of her family) purchased 42, 42, and 41,916 shares, respectively, of Common Stock of the Company in exchange for cash payments of $1, $1, and $998, respectively. In July 1995, Ms. Pierpont, Mr. Marriner, the two trusts, and Ms. Pierpont's mother acquired 1,816,038, 166,614, 1,260,126, and 630 shares, respectively, of Common Stock of the Company in exchange for shares (with a weighted average value of $0.95 per share) of companies which are now subsidiaries of the Company. In January 1996, Mr. Marriner acquired

235,200 shares of Common Stock of the Company in exchange for shares (valued at $0.01 per share) of a company which is now a subsidiary of the Company. Ms. Pierpont and Mr. Marriner may be considered promoters of the Company. See "Management" and "Principal and Selling Shareholders."

  Until December 31, 1997, the Company leased a facility in Leeds, England from Mr. Marriner and office space in Johannesburg, South Africa from an entity of which Mr. Marriner and Mr. Granelli are owners. The aggregate rental paid by the Company for these properties was $38,000 for 1995, $38,000 for 1996, and $28,000 for 1997, which the Company believes reflected fair market rental rates.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth information, as of the date of this Prospectus, with respect to the beneficial ownership of the Common Stock (including shares issuable upon the exercise of outstanding options that are exercisable as of the date of this Prospectus or within 60 days hereafter) by:
(i) each person who owns beneficially more than 5% of the Common Stock; (ii) each director of the Company; (iii) the Chief Executive Officer and each of the Named Executive Officers of the Company; (iv) all directors and executive officers as a group; and (v) the Selling Shareholders. Unless otherwise indicated, each named person exercises sole voting and investment power.

                           BENEFICIAL OWNERSHIP                 BENEFICIAL OWNERSHIP
                              OF COMMON STOCK                      OF COMMON STOCK
                          PRIOR TO THIS OFFERING    NUMBER OF    AFTER THIS OFFERING
                          -----------------------  SHARES BEING -----------------------
NAME OF BENEFICIAL OWNER     SHARES      PERCENT     OFFERED      SHARES      PERCENT
------------------------  ------------- ---------  ------------ ------------ ----------
EXECUTIVE OFFICERS AND
 DIRECTORS
Nicholas H.
 Marriner(1)............        401,814       8.4%       --          401,814      6.2%
Patrick J. Newton.......        158,760       3.3%    60,480          98,280      1.5%
Michael J. Mackey(1)....         24,990        *         --           24,990       *
Lisa L. Costello........          4,200        *         --            4,200       *
Eric J. Fernette........         30,240        *         --           30,240       *
Nigel W.E. Curlet(2)....         11,130        *         --           11,130       *
Gunther E.A. Fritze.....         27,300        *         --           27,300       *
Richard W. Thatcher,
 Jr.....................         57,120       1.2%       --           57,120       *
Virginia L. Pierpont....        540,821      11.2%   150,004         390,817      6.0%
OTHER SHAREHOLDERS
Amicable Discretionary
 Trust(3)(4)(6).........        956,592      19.9%   154,192         802,400     12.3%
Worcester Discretionary
 Trust(1)(3)(5)(6)......        631,092      13.1%        --         631,092      9.7%
Woodbourne Discretionary
 Trust(1)(3)(5)(6)......        629,034      13.1%        --         629,034      9.7%
Piero Granelli
 (1)(3)(7)..............        217,048       4.5%    91,724         125,324      1.9%
Alison Smith(1).........        189,000       3.9%   147,000          42,000       *
Cynthia Gibson..........        176,400       3.7%    96,600          79,800      1.2%
All directors and
 executive officers as a
 group (9 individuals)..      1,256,375      26.1%   210,484       1,045,891     16.1%

-------
 * Less than 1%

(1) Does not include shares of Common Stock which may be sold pursuant to the Underwriters' over-allotment option. If the Underwriters' over-allotment option is exercised in full, Mr. Marriner, the Amicable Discretionary Trust, Ms. Smith, Mr. Mackey, and a trust of which Mr. Granelli is the sole beneficiary intend to sell 31,814, 109,200, 37,800, 4,200, and 88,200 shares of Common Stock, respectively, pursuant thereto.
(2) Consists of shares (as to which Mr. Curlet disclaims beneficial ownership) owned by Mr. Curlet's spouse.
(3) John Andrew Cowan and Roger Geoffrey Barrs are the co-trustees of each of these trusts. Messrs. Cowan and Barrs are also trustees of the David Michael Payne Settlement (which beneficially owns 184,800 shares of Common Stock), the sole beneficiary of which is Piero Granelli, a former employee of the Company and a Selling Shareholder.
(4) The beneficiaries under this trust include Ms. Pierpont, her children and grandchildren, the spouses and children of any of the beneficiaries, and any other persons or class of persons named by the trustees.
(5) The beneficiaries under these trusts include Ms. Pierpont, her children, the spouses and children of any of the beneficiaries, and any other persons or class of persons named by the trustees.
(6) The trustees of each of these trusts have the authority to appoint all or any part of the capital and income of the trust for one or more of the beneficiaries and in such names and proportions and at such time as such trustees shall determine.
(7) Includes 184,800 shares owned by the David Michael Payne Settlement, a trust the sole beneficiary of which is Mr. Granelli.

                         DESCRIPTION OF CAPITAL STOCK

  As of the date of this Prospectus, the authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, par value $0.01 per share, of which 6,509,378 shares will be outstanding immediately following this offering, and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of which no shares will be outstanding immediately following this offering. The following summary of the Company's capital stock is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Restated Articles") and its Restated Bylaws (the "Bylaws"), each of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  Voting Rights. Holders of Common Stock are entitled to one vote for each share on all matters on which shareholders generally are entitled to vote, including elections of directors. The Restated Articles provide that there shall be no cumulative voting for the election of directors. Holders of Common Stock have no preemptive subscription, redemption, or conversion rights.

  Dividends. Subject to the preferential rights of any outstanding Preferred Stock that may be created by the Board of Directors under the Restated Articles, dividends may be paid to holders of Common Stock when, as and if declared by the Board of Directors out of funds legally available for such purpose. The declaration and payment of dividends on Common Stock could be restricted by the terms of any Preferred Stock issued or any credit agreements to which the Company may become a party. Under the TBCA, dividends may be paid by the Company out of "surplus" (as defined under Article 1.02 of the TBCA) or, if there is no surplus, out of net profits for the fiscal year in which the dividends are declared and/or the preceding fiscal year. The Company does not intend to pay dividends at the present time. See "Dividend Policy."

  Liquidation. In the event of the dissolution or winding up of the Company, after payment or provision for payment of debts and other liabilities of the Company and any other series or class of the Company's stock hereafter issued that ranks senior as to liquidation rights to the Common Stock, the holders of Common Stock will be entitled to receive pro rata all remaining assets of the Company available to such holders. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in this offering will be, duly and validly issued, fully paid, and nonassessable.

PREFERRED STOCK

  The Board of Directors may from time to time authorize the issuance of one or more classes or series of Preferred Stock without shareholder approval. Subject to the provisions of the Restated Articles and limitations prescribed by law, the Board of Directors is authorized to adopt resolutions to issue the shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions on shares of Preferred Stock, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights, and liquidation preferences, in each case without any action or vote by the shareholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

  One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby protect the Company's management. The issuance of Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the trading price of the Common Stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  Under the Restated Articles, upon completion of this offering (assuming the Underwriters' over-allotment option is not exercised and excluding an aggregate of 1,260,000 shares reserved for issuance under the Stock Option
Plan), there will be 33,490,622 shares of Common Stock and 10,000,000 shares of Preferred Stock available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or facilitate acquisitions. The Company does not currently have any plans to issue additional shares of Common Stock or Preferred Stock (other than shares of Common Stock issuable under the Stock Option Plan).

SPECIAL PROVISIONS OF THE RESTATED ARTICLES, THE BYLAWS AND TEXAS LAW

  The Texas Miscellaneous Corporation Laws Act (the "Texas Miscellaneous Laws") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of their fiduciary duty as directors except for liability of a director resulting from (i) a breach of such director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission that is not in good faith or that involves intentional misconduct or a knowing violation of laws,
(iii) a transaction from which the director received an improper personal benefit, or (iv) an act or omission for which the liability of the director is expressly provided by an applicable statute. The Restated Articles limit the liability of directors of the Company (in their capacity as directors but not in their capacity as officers) to the Company or its shareholders to the fullest extent permitted by the Texas Miscellaneous Laws. The inclusion of this provision in the Restated Articles may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders from suing directors for breach of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its shareholders. The inclusion of such provisions in the Restated Articles together with a provision requiring the Company to indemnify its directors, officers, and certain other individuals against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so. The Commission has taken the position that personal liability of directors for violations of the federal securities laws cannot be limited and that indemnification by the issuer for such violations is unenforceable.

  Under the TBCA, the board of directors of a corporation has the power to amend and repeal the corporation's bylaws unless the corporation's articles of incorporation reserve the power exclusively to the shareholders or a particular bylaw expressly provides that the board of directors may not amend or repeal the bylaw. The Restated Articles give the Board of Directors the power to amend and repeal the Company's Bylaws. The Company's Bylaws also provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors. These provisions, in addition to the existence of authorized but unissued capital stock, may have the effect, either alone or in combination with each other, of discouraging an acquisition of the Company deemed undesirable by the Board of Directors.

STATUTORY BUSINESS COMBINATION PROVISION

  The Company is subject to Part 13 of the TBCA ("Part 13") which, with certain exceptions, prohibits a Texas corporation from engaging in a "business combination" (as defined in Part 13) with any shareholder who is a beneficial owner of 20% or more of the corporation's outstanding stock for a period of three years after such shareholder's acquisition of a 20% ownership, unless
(i) the board of directors of the corporation approves the transaction or the shareholder's acquisition of shares prior to the acquisition or (ii) two-thirds of the unaffiliated shareholders of the corporation approve the transaction at a shareholders' meeting. Shares that are issuable, but have not yet been issued, pursuant to options, conversion or exchange rights, or other agreements are not considered outstanding for purposes of Part 13.

CLASSIFIED BOARD OF DIRECTORS

  The Restated Articles provide for the Board of Directors to be divided into three classes serving staggered three-year terms. The term of office of the first class of directors will expire at the 1999 annual meeting of shareholders, the term of office of the second class will expire at the 2000 annual meeting of shareholders, and the term of office of the third class will expire at the 2001 annual meeting of shareholders. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. The staggered terms for directors may affect the shareholders' ability to change control of the Company even if a change of control were in the shareholders' interests.

SHAREHOLDER ACTION

  If provided for in the articles of incorporation, the TBCA permits shareholder action without a meeting, without prior notice, and without a vote, upon the written consent of less than all of the holders of outstanding stock. The Restated Articles allow shareholder action without a meeting in accordance with the TBCA. The Bylaws provide that special meetings of the shareholders may be called only by the President, Chairman of the Board, a majority of the Board of Directors, or the holders of at least 50% of all shares entitled to vote at the proposed meeting. This provision of the Bylaws could have the effect of delaying, deferring, or preventing a change of control of the Company even if a change of control were in the shareholders' interests.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have outstanding 6,509,378 shares of Common Stock (6,869,378 shares if the Underwriters' overallotment option is exercised in full). Sales of a substantial number of shares of Common Stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the market price for the Company's Common Stock. Of the shares to be outstanding upon completion of this offering, 4,109,378 shares are subject to the lock-up agreements described below.

  The 446,069 shares reserved for issuance upon exercise of options outstanding on December 31, 1997, the 336,000 shares to be reserved for issuance upon options expected to be granted upon completion of this offering, and the 477,931 shares reserved for issuance upon exercise of future grants under the Company's Stock Option Plan will be registered under the Securities Act after 90 days from the completion of this offering. Other than shares subject to the lock-up agreements, shares registered under the Securities Act will be freely transferable upon issuance unless acquired by affiliates of the Company. See "Management--Employee Benefit Plans."

  All directors, executive officers, and principal shareholders, and certain other employees, of the Company who hold in the aggregate 3,822,379 shares of Common Stock have agreed, subject to certain exceptions, not to sell, offer to sell, or otherwise dispose of or transfer any of their shares or options (except in the case of bona fide gifts to immediate family members of such persons who agree to be bound by such restrictions, or to trusts for the benefit thereof, the trustees of which agree to be so bound) for a period of 180 days after the date of this Prospectus without the prior written consent of William Blair & Company, L.L.C. The Company has also agreed not to issue, sell, offer to sell, contract to sell, or otherwise dispose of or transfer any of its shares or grant any options (other than options granted or shares issued in connection with the Company's 1997 Stock Option Plan or unregistered shares issued in connection with any acquisition) during such 180 day period. William Blair & Company, L.L.C. may, however, in its sole discretion and at any time without notice, release for public sale all or any portion of the shares subject to such lock-up agreements. See "Underwriting."

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell restricted shares if at least one year has passed since the later of the time such shares were acquired from the Company or any affiliate of the Company. Rule 144 provides, however, that within any three-month period such person may only sell up to the greater of:
(i) 1% of the then outstanding shares of the Common Stock (approximately 65,100 shares immediately following this offering); or (ii) the average weekly reported trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about the Company. All shares held by persons who are deemed to be affiliates of the Company are subject to the volume limitations and other requirements of Rule 144 regardless of how long the shares have been owned or how they were acquired. Restricted shares held by non-affiliates of the Company for more than two years can be sold without limitation under Rule 144. Of the shares to be outstanding upon completion of this offering, 4,109,378 shares are "restricted," as that term is defined in the Securities Act. Of these restricted shares, 3,747,170 have been held for more than one year and, as such, will be salable upon expiration of the lock-up agreements described above, subject to certain volume and manner of sale restrictions under Rule 144 of the Securities Act.

  Prior to this offering, there was no public market for the Common Stock, and no prediction can be made as to the effect, if any, that future sales of Common Stock or the availability of shares of Common Stock for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock following this offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock as well as impair the Company's ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  The several Underwriters named below (the "Underwriters"), for which William Blair & Company, L.L.C., Robert W. Baird & Co. Incorporated, and Pennsylvania Merchant Group Ltd are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement by and among the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to each of the Underwriters, the respective number of shares of Common Stock set forth opposite each Underwriter's name in the table below.

                                                                       NUMBER OF
UNDERWRITERS                                                            SHARES
------------                                                           ---------
William Blair & Company, L.L.C. ......................................
Robert W. Baird & Co. Incorporated....................................
Pennsylvania Merchant Group Ltd.......................................
                                                                       ---------
  Total............................................................... 2,400,000
                                                                       =========

  In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Common Stock being sold pursuant to the Underwriting Agreement if any of the Common Stock being sold pursuant to the Underwriting Agreement (excluding shares covered by the over-allotment option granted therein) is purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters shall be increased or the Underwriting Agreement may be terminated.

  The Representatives have advised the Company that the Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to selected dealers at such
price less a concession of not more than $   per share. The Underwriters may
allow, and such dealers may re-allow, a concession not in excess of $   per
share to certain other dealers. After commencement of the initial public offering, the public offering price, and other selling terms may be changed by the Representatives.

  The Company, certain of the Selling Shareholders, and certain other shareholders of the Company have granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 360,000 additional shares of Common Stock (88,786 from the Company and 271,214 from such shareholders), to cover over-allotments, at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any such additional shares pursuant to this option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. If less than all of such additional shares are purchased, the Underwriters will purchase such shares from the Company and the shareholders, pro rata. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the shares of Common Stock offered hereby.

  All directors, executive officers, and principal shareholders, and certain other employees, of the Company who hold in the aggregate 3,822,379 shares of Common Stock and the Company have agreed that for a period of 180 days after the date of this Prospectus, without the prior written consent of William Blair & Company, L.L.C., they will not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of or transfer any Common Stock or securities convertible or exchangeable into, or exercisable for, Common Stock (except in the case of bona fide gifts to immediate family members of such persons who agree to be bound by such restrictions, or to trusts for the benefit thereof, the trustees of which agree to be so bound). However, the Company may grant options and issue Common Stock under the Stock Option Plan and issue unregistered shares in connection with any acquisition during the lock-up period. The Company also has agreed not to file or cause to be filed any registration statement with the Commission related to shares issuable under the Stock Option Plan for a period of 90 days after completion of this offering.

  The Company and the Selling Shareholders have agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  The Representatives have informed the Company that the Underwriters will not confirm, without client authorization, sales to their client accounts as to which they have discretionary authority.

  Prior to this offering, there was no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock was determined by negotiations among the Company and the Representatives. Among the factors which were considered in such negotiations were the prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development, and recent market prices of securities, of other companies which the Company and the Representatives believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development, the general condition of the securities markets at the time of this offering, and other factors which were deemed relevant. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial public offering price.

  During and after this offering, the Underwriters may purchase and sell the Common Stock in the open market in order to facilitate this offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company and the Selling Shareholder pursuant to the Underwriting Agreement. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to them by the Company and the Selling Shareholders. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of shares of Common Stock sold in this offering for their account may be reclaimed by the syndicate if such shares are repurchased by the syndicate in stabilizing or covering transactions.

  The activities described above may stabilize, maintain, or otherwise affect the market price of the Common Stock and make such price higher than it might otherwise be in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. These activities, if commenced, may be discontinued at any time without notice and may be effected on the Nasdaq Stock Market or otherwise. Neither the Company nor any of the Underwriters makes any representation or prediction as to whether the Underwriters will engage in such transactions or choose to discontinue any transactions engaged in or the direction or magnitude of any effect that such transactions may have on the price of the Common Stock.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Pepper Hamilton LLP. Certain matters will be passed upon for the Underwriters by Bracewell & Patterson, L.L.P.

                                    EXPERTS

  The consolidated balance sheets as of December 31, 1996 and 1997 and the consolidated statements of income, shareholders' equity, and cash flows for each of the three years ended in the period ended December 31, 1997 of the Company, included in this Prospectus, have been included in reliance on the report of Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), independent accountants, given on the authority of that firm as experts in accounting and auditing.

  Melton & Melton L.L.P. ("Melton & Melton") served as the independent accountants for the Company for the year ended December 31, 1995. The Company elected to engage Coopers & Lybrand to audit the

Consolidated Financial Statements of the Company for the year ended December 31, 1996 and, accordingly, effective November 4, 1996 the engagement of Melton & Melton as the independent accounting firm for the Company was discontinued. Neither the report of Melton & Melton on the consolidated financial statements of the Company as of December 31, 1995 and the year then ended nor the report of Coopers & Lybrand on the consolidated financial statements of the Company as of December 31, 1996 and 1997 and for the three years in the period ended December 31, 1997 contained an adverse opinion or a disclaimer of opinion, and neither was qualified or modified as to uncertainty, audit scope or accounting principle. In the Company's opinion, there did not occur, during the year ended December 31, 1995 or any subsequent interim period prior to November 4, 1996, any "reportable events" between the Company and Melton & Melton within the meaning of the rules promulgated by the Commission. In addition, during the years ended December 31, 1995 and 1996 and during any subsequent interim period prior to November 4, 1996, there were no disagreements between the Company and Melton & Melton on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

  The Company has received a letter from Melton & Melton stating that it agrees with the statements made by the Company in the second and third paragraphs of this "Experts" section.

  During the years ended December 31, 1995 and during any subsequent interim period prior to November 4, 1996, Coopers & Lybrand was not consulted by the Company on the application of accounting principles to a specified transaction, either completed or proposed, or on the type of audit opinion that might be rendered on the financial statements of the Company.

                            ADDITIONAL INFORMATION

  The Company is not currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of this offering, the Company will be required to file reports and other information with the Commission pursuant to the informational requirements of the Exchange Act.

  The Company has filed with the Commission, in Washington, D.C., a Registration Statement on Form S-1 (which term encompasses any and all amendments thereto) under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, will be filed with the Commission through EDGAR.

                           DA CONSULTING GROUP, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Report of Independent Accountants........................................ F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997............. F-3
Consolidated Statements of Income for the years ended December 31, 1995,
 1996 and 1997........................................................... F-4
Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1995, 1996 and 1997.................................. F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997..................................................... F-6
Notes to Consolidated Financial Statements............................... F-7

After the anticipated stock split discussed in Note 16 to the financial statements is effected, we will be in a position to render the following report.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas

February 19, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders
DA Consulting Group, Inc.

  We have audited the accompanying consolidated balance sheets of DA Consulting Group, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DA Consulting Group, Inc. as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Houston, Texas

February 19, 1998

                           DA CONSULTING GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                     DECEMBER 31,
                                                                    ---------------
                                                                     1996    1997
                                                                    ------  -------
                              ASSETS
                              ------
Current assets:
  Cash and cash equivalents........................................ $2,199  $ 3,664
  Accounts receivable:
    Trade, net.....................................................  4,444   10,934
    Other..........................................................     63      800
  Unbilled revenue.................................................     --      645
  Prepaid expenses and other current assets........................    401      250
                                                                    ------  -------
      Total current assets.........................................  7,107   16,293
  Property and equipment, net......................................    951    2,507
  Other assets.....................................................     --      898
                                                                    ------  -------
        Total assets............................................... $8,058  $19,698
                                                                    ======  =======
               LIABILITIES AND SHAREHOLDERS' EQUITY
               ------------------------------------
Current liabilities:
  Revolving line of credit......................................... $  375  $ 3,208
  Note payable.....................................................     --      762
  Notes payable to shareholders....................................    356       --
  Accounts payable.................................................  1,741    1,841
  Accrued expenses.................................................  2,534    5,517
  Deferred income..................................................     --      312
  Income taxes payable.............................................    261      333
  Deferred income taxes............................................    211      219
                                                                    ------  -------
      Total current liabilities....................................  5,478   12,192
                                                                    ------  -------
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $0.01 par value: 10,000,000 shares authorized...     --       --
  Common stock, $0.01 par value: 40,000,000 shares authorized;
   4,435,200 and 4,830,094 shares issued and 4,214,553 and
   4,809,378 shares outstanding....................................     44       48
  Additional paid-in capital.......................................  1,518    5,180
  Retained earnings................................................  1,469    2,931
  Treasury stock, at cost: 220,647 and 20,716 shares...............     (5)     (91)
  Notes receivable from shareholders...............................   (413)    (503)
  Cumulative foreign currency translation adjustment...............    (33)     (59)
                                                                    ------  -------
      Total shareholders' equity...................................  2,580    7,506
                                                                    ------  -------
        Total liabilities and shareholders' equity................. $8,058  $19,698
                                                                    ======  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                           DA CONSULTING GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1995     1996     1997
                                                      -------  -------  -------
Revenue.............................................. $14,618  $26,202  $44,204
Cost of revenue......................................   7,661   14,190   24,063
                                                      -------  -------  -------
  Gross profit.......................................   6,957   12,012   20,141
Selling and marketing expense........................   1,072    1,953    3,726
Development expense..................................     707    1,250    1,223
General and administrative expense...................   4,014    6,597   12,436
Employee stock-related charge........................      --    1,858      263
                                                      -------  -------  -------
  Operating income...................................   1,164      354    2,493
Interest (expense) income net........................     (58)     (37)      30
Other (expense) income net...........................     (26)     132     (165)
                                                      -------  -------  -------
  Income before taxes................................   1,080      449    2,358
                                                      -------  -------  -------
Provision for income taxes:
  Current provision..................................     217      281      888
  Deferred provision (benefit).......................     200     (140)       8
                                                      -------  -------  -------
    Provision for income taxes.......................     417      141      896
                                                      -------  -------  -------
    Net income....................................... $   663  $   308  $ 1,462
                                                      =======  =======  =======
Basic earnings per share............................. $  0.18  $  0.06  $  0.30
Weighted average shares outstanding..................   3,624    4,788    4,809
Diluted earnings per share........................... $  0.17  $  0.06  $  0.29
Weighted average shares outstanding..................   3,869    5,033    5,054


   The accompanying notes are an integral part of the consolidated financial statements.

                           DA CONSULTING GROUP, INC.

              CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                   CUMULATIVE
                           COMMON                        TREASURY        NOTES       FOREIGN
                           STOCK    ADDITIONAL             STOCK       RECEIVABLE   CURRENCY       TOTAL
                         ----------  PAID-IN   RETAINED ------------      FROM     TRANSLATION SHAREHOLDERS'
                         NUMBER PAR  CAPITAL   EARNINGS NUMBER  COST  STOCKHOLDERS ADJUSTMENT     EQUITY
                         ------ --- ---------- -------- ------  ----  ------------ ----------- -------------
BALANCE AS OF DECEMBER
 31, 1994...............   580  $ 4       --    $  506     --     --        --        $(36)       $  474
 Initial capitalization
  of DA International,
  Inc................... 3,620   38       --        --     --     --        --          --            38
 Cash dividends paid....    --   --       --        (8)    --     --        --          --            (8)
 Net income.............    --   --       --       663     --     --        --          --           663
 Foreign currency
  translation
  adjustment............    --   --       --        --     --     --        --         (41)          (41)
                         -----  ---   ------    ------  -----   ----     -----        ----        ------
BALANCE AS OF DECEMBER
 31, 1995............... 4,200   42       --     1,161     --     --        --         (77)        1,126
 Stock contribution.....    --   --   $   28        --  1,170   $(28)       --          --            --
 Issuance of common
  stock.................   235    2    1,490        --   (949)    23     $(413)         --         1,102
 Net income.............    --   --       --       308     --     --        --          --           308
 Foreign currency
  translation
  adjustment............    --   --       --        --     --     --        --          44            44
                         -----  ---   ------    ------  -----   ----     -----        ----        ------
BALANCE AS OF DECEMBER
 31, 1996 .............. 4,435   44    1,518     1,469    221     (5)     (413)        (33)        2,580
 Issuance of common
  stock.................   395    4    3,662        --   (221)     5       (90)         --         3,581
 Employee stock
  repurchases...........    --   --       --        --     21    (91)       --          --           (91)
 Net income.............    --   --       --     1,462     --     --        --          --         1,462
 Foreign currency
  translation
  adjustment............    --   --       --        --     --     --        --         (26)          (26)
                         -----  ---   ------    ------  -----   ----     -----        ----        ------
BALANCE AS OF DECEMBER
 31, 1997............... 4,830  $48   $5,180    $2,931     21   $(91)    $(503)       $(59)       $7,506
                         =====  ===   ======    ======  =====   ====     =====        ====        ======


   The accompanying notes are an integral part of the consolidated financial statements.

                            DA CONSULTING GROUP INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                             YEAR ENDED
                                                             DECEMBER 31,
                                                        ----------------------
                                                         1995    1996    1997
                                                        ------  ------  ------
Cash flows from operating activities:
  Net income........................................... $  663  $  308  $1,462
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Depreciation and amortization......................     89     121     399
    Deferred income taxes..............................    200    (140)      8
    Stock awarded to employees.........................     --     898      --
    Changes in operating assets and liabilities:
      Increase in accounts receivable and unbilled
       revenue......................................... (2,200)   (861) (7,872)
      (Increase) decrease in prepaid expenses and other
       current assets..................................    (28)   (328)    151
      Increase in other assets.........................     --      --     (45)
      Increase in accounts payable and accrued
       liabilities.....................................  1,478   1,919   3,083
      Increase in deferred income......................     --      --     312
      Increase (decrease) in income taxes payable......    241     (17)     72
                                                        ------  ------  ------
        Total adjustments..............................   (220)  1,592  (3,892)
                                                        ------  ------  ------
        Net cash provided by (used in) operating
         activities....................................    443   1,900  (2,430)
                                                        ------  ------  ------
Cash flows from investing activities:
  Proceeds from sale of property and equipment.........     --      17      --
  Purchases of property and equipment..................   (264)   (726) (1,955)
                                                        ------  ------  ------
        Net cash used in investing activities..........   (264)   (709) (1,955)
                                                        ------  ------  ------
Cash flows from financing activities:
  Net proceeds from revolving line of credit...........    150     125   2,833
  Net proceeds from note payable.......................     --      --     762
  Net proceeds from (repayments of) notes payable to
   shareholders........................................    208      43    (356)
  Issuance of stock....................................     --     204   3,581
  Employee stock repurchases...........................     --      --     (91)
  Dividends paid.......................................     (8)     --      --
  Deferred offering costs..............................     --      --    (853)
                                                        ------  ------  ------
        Net cash provided by financing activities......    350     372   5,876
                                                        ------  ------  ------
Effect of changes in foreign currency exchange rate on
 cash and cash equivalents.............................    (41)     44     (26)
                                                        ------  ------  ------
        Increase in cash and cash equivalents..........    488   1,607   1,465
Cash and cash equivalents at beginning of year.........    104     592   2,199
                                                        ------  ------  ------
Cash and cash equivalents at end of year............... $  592  $2,199  $3,664
                                                        ======  ======  ======

   The accompanying notes are an integral part of the consolidated financial statements.

                           DA CONSULTING GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

  DA Consulting Group, Inc. (the "Company") is a leading international provider of end-user support solutions to companies which are implementing enterprise resource planning software systems.

  In December 1997, the Company's name was changed from DA International, Inc. to DA Consulting Group, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

 Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Property and Equipment

  Property and equipment are stated at cost. Expenditures for substantial renewals and betterments are capitalized, while repairs and maintenance are charged to expense as incurred. Assets are depreciated or amortized using the straight-line method for financial reporting purposes and accelerated methods for tax purposes over their estimated useful lives ranging from three to seven years. Gains or losses from disposals of property and equipment are reflected in income.

 Software Development Costs

  The Company capitalizes software development costs beginning when product technological feasibility is established and concluding when the product is ready for general release. At such time, software development costs are amortized on the straight-line basis over a maximum of three years or the expected life of the product, whichever is less. The Company capitalized software development costs amounting to $141,000 during the year ended December 31, 1997, which have been included in property and equipment, net. Research costs related to software development are expensed as incurred.

 Deferred Offering Costs

  Deferred offering costs primarily represent professional fees incurred through December 31, 1997 in conjunction with the Company's planned initial public offering ("IPO") of shares of its common stock and, for financial reporting purposes, will be netted against the offering proceeds upon completion of the IPO. As of December 31, 1997, $853,000 of deferred offering costs have been included in other assets.

                           DA CONSULTING GROUP, INC.

 Income Taxes

  The Company recognizes deferred income taxes for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

  Prior to January 1, 1997, the Company recognized income for U.S. federal income tax purposes on a cash basis.

 Foreign Currency Translation

  For the Company's foreign subsidiaries, the local currency is the functional currency. Assets and liabilities are translated at year-end exchange rates, and related revenue and expenses are translated at the average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in shareholders' equity.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and trade accounts receivable. The Company maintains cash deposits with several major financial institutions, which from time to time, may exceed federally insured limits. Management periodically assesses the financial condition of the financial institutions and believes that any possible credit risk is minimal. The Company performs ongoing credit evaluations of its clients and generally does not require collateral for services. Bad debts have not been significant in relation to the volume of revenue.

 Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents, accounts receivable, revolving line of credit, notes payable to shareholders and accounts payable approximate fair values due to the short-term nature of these instruments. The estimated fair values of these instruments have been determined by the Company using available market information.

 Revenue Recognition

  The majority of the Company's contracts with clients are based on time and expenses incurred. Accordingly, service revenue is recognized as services are rendered. The Company also recognizes revenue under fixed-price contracts using the percentage of completion method based on estimated labor hours incurred compared to total expected hours to complete each contract. Contract costs include direct labor costs and reimbursable expenses, and those indirect costs related to contract performance such as indirect labor. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Unbilled revenue represents the revenue earned in excess of amounts billed and deferred income represents billings in excess of revenue earned. Service revenue includes reimbursable expenses directly incurred in providing services to clients. Revenue attributable to reimbursable expenses amounted to $343,000, $1,664,000, and $3,680,000 for the years ended December 31, 1995, 1996 and
1997, respectively. The Company recognizes product revenue upon shipment of the product to the client.

 Significant Clients

  No individual client accounted for more than 10% of consolidated revenue for any period presented, except for one client, which the Company provided services on multiple projects for numerous client subsidiaries, accounted for 18% of consolidated revenue for the year ended December 31, 1995.

                           DA CONSULTING GROUP, INC.

 Segment Information

  The Company operates within one industry segment.

 Earnings Per Share

  Basic earnings per share has been computed based on the weighted average number of common shares outstanding during the applicable period. Diluted earnings per share includes the number of shares issuable upon exercise of stock options, less the number of shares that could have been repurchased with the exercise proceeds, using the treasury stock method. Additionally, common stock issued within a one-year period prior to the registration statement related to the IPO has been treated as outstanding for all periods presented.

 Accounting for Stock Options

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which sets forth accounting and disclosure requirements for stock option and other stock-based compensation plans. The new statement encourages, but does not require, companies to record stock-based compensation expense using a fair-value method, rather than the intrinsic-value method prescribed by Accounting Principles Board ("APB") Opinion No. 25. The Company has adopted only the disclosure requirements of SFAS No. 123 and has elected to continue to record stock-based compensation expense using the intrinsic-value approach prescribed by APB No. 25. Accordingly, the Company computes compensation cost as the amount by which the fair market price of the Company's common stock exceeds the exercise price on the date of grant. The amount of compensation cost, if any, is charged to income over the vesting period.

 Other Matters

  The Company is in the process of implementing new financial and reporting computer systems. The first phase of implementation was completed in the first quarter of 1997 for the Company's Americas division. The remaining divisions of the Company are scheduled for implementation over the next year. The new system will be year 2000 compliant. Additionally, the Company is in the process of identifying any current suppliers who are not prepared to offer assurance that their systems will be year 2000 compliant. The cost of achieving year 2000 compliance is not expected to have a materially adverse effect on the consolidated financial position or results of operations of the Company.

                           DA CONSULTING GROUP, INC.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS No. 130"), SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources and includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997. Adoption of this statement will not have a material impact on the consolidated financial statements of the Company.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Adoption is not recognized for interim periods in the initial year of application. Adoption of this statement will not have material impact on the consolidated financial statements of the Company.

 Reclassifications

  Certain amounts previously reported have been reclassified to conform to current period presentation with no effect on the Company's financial position, results of operations, or cash flows.

3. PROPERTY AND EQUIPMENT, NET

  The components of property and equipment were as follows (in thousands):

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Computer equipment and software.............................. $1,031  $2,045
   Automobiles..................................................    120      74
   Furniture and fixtures.......................................    156     894
   Leasehold improvements.......................................     --     108
   Development costs............................................     --     141
                                                                 ------  ------
     Property and equipment.....................................  1,307   3,262
   Less accumulated depreciation and amortization...............   (356)   (755)
                                                                 ------  ------
     Property and equipment, net................................ $  951  $2,507
                                                                 ======  ======

4. INDEBTEDNESS FOR BORROWED MONEY

 Revolving Line of Credit

  During 1996, the Company entered into a credit facility with a financial institution with a maximum credit limit of $1,000,000, which expired in March 1997. In March 1997 and September 1997, the Company amended and renewed the credit facility increasing the available line from $1,000,000 to $3,500,000 and $5,000,000, respectively. Interest is payable monthly at prime plus 0.5% per year (9.0% at December 31, 1997). The credit facility matures in June 1998 and is collateralized by the accounts receivable of the Company's North American operations. The balance outstanding on the line of credit at December 31, 1996 and 1997 was $375,000 and $3,208,000, respectively.

                           DA CONSULTING GROUP, INC.

 Note Payable

  In 1997, the Company borrowed approximately $762,000 for the purchase of furniture and equipment. The borrowing bears an annual interest rate of 9.1%, with interest and principal of approximately $24,000, payable monthly and matures in November 2000. The borrowing is collateralized by the furniture and fixtures.

  Total interest expense for all indebtedness for the years ended December 31, 1995, 1996 and 1997 amounted to $26,000, $22,000, and $196,000, respectively.

5. NOTES PAYABLE TO SHAREHOLDERS

  During 1995, the Company executed several notes payable agreements with two shareholders of the Company. These notes are payable on demand and interest is accrued at a discretionary variable rate (approximately 16% per year). As of December 31, 1996, notes payable to shareholders amounted to $356,000. Interest expense related to these notes amounted to $45,000 and $53,000 for the years ended December 31, 1995 and 1996, respectively. In March 1997, the Company repaid the outstanding balances of the notes payable to shareholders.

6. ACCRUED EXPENSES

  The components of accrued expenses were as follows (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
   Compensation and related expenses............................. $2,204 $2,077
   Bonuses.......................................................     --  1,241
   Professional fees.............................................     66  1,084
   Vacation......................................................     75    328
   Other taxes...................................................     --    272
   Other.........................................................    189    515
                                                                  ------ ------
     Accrued expenses............................................ $2,534 $5,517
                                                                  ====== ======

7. INCOME TAXES

  The following is a summary of the significant components of the Company's deferred income taxes (in thousands):

                                                                      DECEMBER
                                                                         31,
                                                                      ---------
                                                                      1996 1997
                                                                      ---- ----
   Deferred tax assets:
     Net operating loss carryforwards................................ $340 $ --
     Deferred compensation...........................................  305  305
     Accrued expenses................................................   --  157
     Other...........................................................   --   12
                                                                      ---- ----
       Net deferred tax assets.......................................  645  474
                                                                      ---- ----
   Deferred tax liabilities:
     Cash to accrual timing differences..............................  728  583
     Property, plant and equipment...................................   32  110
     Other...........................................................   96   --
                                                                      ---- ----
       Deferred tax liabilities......................................  856  693
                                                                      ---- ----
       Deferred income taxes......................................... $211 $219
                                                                      ==== ====

                           DA CONSULTING GROUP, INC.

  The components of the Company's provision for income taxes were as follows (in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1995      1996     1997
                                                     -------  --------  -------
   United States federal and state:
     Current provision.............................. $    46        --  $   652
     Deferred (benefit) provision...................     226  $   (260)     110
                                                     -------  --------  -------
                                                         272      (260)     762
                                                     -------  --------  -------
   Foreign:
     Current provision..............................     171       281      236
     Deferred (benefit) provision...................     (26)      120     (102)
                                                     -------  --------  -------
                                                         145       401      134
                                                     -------  --------  -------
       Provision for income taxes................... $   417  $    141  $   896
                                                     =======  ========  =======

   The difference between the effective federal income tax rate reflected in the provision for income taxes, and the federal income tax rate are summarized as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
   U.S. statutory rate........................................ 34.0% 34.0% 34.0%
   State and local............................................  3.0   2.9   3.0
   Foreign....................................................  0.1  (8.5) (1.8)
   Other......................................................  1.5   3.0   2.8
                                                               ----  ----  ----
     Effective tax rate....................................... 38.6% 31.4% 38.0%
                                                               ====  ====  ====

  The Company's effective tax rate declined from 38.6% for 1995 to 31.4% for the year ended December 31, 1996, due to the decrease in the proportion of U.S.-based income, which is taxed at a higher statutory rate. The proportion of U.S.-based income was lower for 1996 than for 1995 primarily due to the $1,858,000 employee stock-related charge. The effective tax rate for 1997 increased to 38.0%, due to the increase in the proportion of U.S.- based income returned to its normal level.

  As of December 31, 1996, the Company had U.S. net operating loss carryforwards of approximately $895,000 generated in 1996. As of December 31, 1997, such net operating loss carryforwards were fully utilized.

  Applicable U.S. income taxes have not been provided on $1,618,000 of undistributed earnings of the Company's foreign subsidiaries as of December 31, 1997. The Company considers such earnings to be permanently invested outside the U.S. The earnings could be subject to U.S. income tax if distributed to the Company as dividends or otherwise. The Company anticipates that foreign tax credits would substantially reduce the amount of U.S. income tax payable if these earnings were repatriated.

8. STOCK-BASED COMPENSATION PLANS

 Stock Options

  Effective February 1, 1997, the Company adopted its 1997 Stock Option Plan (the "Option Plan"), a stock-based incentive compensation plan which is described below. Under the Option Plan, the Company is authorized

                           DA CONSULTING GROUP, INC.

to issue 1,260,000 shares of common stock pursuant to "awards" granted in the form of incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options not intended to qualify under Section 422. Awards may be granted to selected employees, directors, independent contractors, and consultants of the Company or any subsidiary. Stock options granted have contractual terms of 10 years. Unless otherwise specified in the terms of an award, all options vest on a graded schedule, 33% per year for 3 years, beginning on the second anniversary of the date of grant. Options granted under the Option Plan are at prices equal to the fair market value of the stock on the date of the grant, as determined by the Company's Board of Directors. To date no stock options have been granted to independent contractors and consultants of the Company. To the extent that stock options were granted to these parties the Company would recognize compensation expense equal to the difference between the fair market value of the stock options granted and the consideration given, if any, for such options.

  The following table sets forth pertinent information regarding stock option transactions and stock option prices during the year ended December 31, 1997 (unaudited).

                                           NUMBER OF SHARES OF WEIGHTED AVERAGE
                                           UNDERLYING OPTIONS  EXERCISE PRICES
                                           ------------------- ----------------
Outstanding as of December 31, 1996.......            --               --
Granted...................................       505,646            $5.90
Forfeited.................................        59,577            $5.85
                                                 -------            -----
Outstanding as of December 31, 1997.......       446,069            $5.91
                                                 =======            =====
Exercisable as of December 31, 1997.......            --               --
                                                 =======            =====
Weighted average fair value of options
 granted during the year ended December 31, 1997..............      $1.54
                                                                    =====

  The fair value of each stock option granted is estimated on the date of grant using the minimum value method of option pricing based on the following weighted-average assumptions: dividend yield of 0%; risk-free interest rates ranging from 6.03% and 6.27%; and expected life of 5 years. In determining the "minimum value" SFAS No. 123 does not require the volatility of the Company's common stock underlying the options to be calculated or considered because the Company is not publicly-traded.

  As of December 31, 1997, 446,069 options were outstanding with a remaining weighted-average contractual term of 9.21 years.

 Pro Forma Net Income and Earnings Per Share

  Had the compensation cost for the Company's stock-based compensation plan been determined consistent with SFAS No. 123, the Company's net income and net income per share as of December 31, 1997 would approximate the pro forma amounts below (unaudited):

                                        AS REPORTED            PRO FORMA
                                    --------------------   -------------------
                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
      SFAS No. 123 charge..........                    --   $  178
      Net income...................   $1,462                $1,284
      Diluted earnings per share...   $0.29                 $ 0.25

  The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

                           DA CONSULTING GROUP, INC.

9. SHAREHOLDERS' EQUITY

  The following table sets forth pertinent information regarding shareholders' equity transactions during the years ended December 31, 1996 and 1997 (in thousands):

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                  -------------
                                                           SHARES  1996   1997
                                                           ------ ------ ------
Initial capitalization of DA International, Inc........... 3,620      --     --
Stock contribution to the Company......................... 1,170      --     --
Issuance of stock to controlling shareholder..............   235      --     --
Employee stock purchases..................................   123  $  158     --
Sale of common stock......................................   361      46     --
Stock awards to employees.................................   465     898     --
Private placement of shares...............................   598      -- $3,571
Employee stock purchases..................................    18      --     10
Employee stock repurchases................................    21      --    (91)
                                                                  ------ ------
                                                                  $1,102 $3,490
                                                                  ====== ======

 Reduction in Par Value and Increase in Number of Authorized Shares

  On May 16, 1996, the shareholders approved an amendment to the Articles of Incorporation reducing the par value of the Company's common stock from $0.10 per share to $0.01 per share, and increasing the number of authorized shares of common stock from 100,000 to 5,000,000. Simultaneous with the reduction in par value, the shareholders declared a ten-for-one common stock split to shareholders of record at the close of business January 19, 1996. All references in the financial statements to number of shares, per share amounts and stock option data of the Company's common stock have been restated to reflect the stock split and the change in par value of the Company's common stock and the contemplated 4.2-for-one common stock split in connection with the Company's planned IPO.

 Initial Capitalization

  In June 1995, the Company issued an aggregate of 4,200,000 shares of common stock in exchange for all of the outstanding shares of affiliated companies which are now subsidiaries of the Company. As the majority owners of the Company were also the majority owners of the affiliated companies, there was no change in control and the net assets were transferred at historical cost.

 Stock Contribution to the Company

  In June 1996, one controlling shareholder contributed 1,170,448 shares of common stock to the Company. These shares have been recorded by the Company as treasury stock at the shareholders' original cost of $0.10 per common share.

 Issuance of Stock to Controlling Shareholder

  In July 1996, the Company issued 235,200 shares of common stock to a controlling shareholder in exchange for all of the outstanding stock of a company which is now a subsidiary of the Company. The Company accounted for the purchase at historical cost, since both the Company and subsidiary were under common control.

                           DA CONSULTING GROUP, INC.

 Employee Stock Purchases

  In February 1996, the Company established a plan which allowed certain employees to purchase shares of common stock at fair market value on such date. An aggregate of 123,753 shares were purchased pursuant to this plan, at $1.27 per share. No additional shares will be sold under this plan as it has been terminated. During the year ended December 31, 1997, the Company repurchased 19,803 shares of common stock at fair value from former employees.

 Sale of Common Stock

  In June 1996, the Company sold 361,200 shares of common stock to employees, at $1.27 per share, representing the fair value at the date of sale. The Company received consideration of $46,000 and executed note receivable agreements in the amount of $413,000.

  In February 1997, the Company sold an additional 17,430 shares of common stock to an employee, at the then fair value of $5.71 per share. The Company received consideration of $10,000 and executed a note receivable agreement in the amount of $90,000.

 Stock Awards to Employees

  In September 1996, the Company awarded 464,848 shares of common stock to certain key employees. No cash consideration was paid for such shares. For the year ended December 31, 1996, the Company recognized compensation expense of $898,000 representing the fair market value of these shares on the date awarded and $960,000 of cash payments to a former employee in lieu of the issuance of such shares. In December 1997, the Company recognized compensation expense of $263,000 relating to cash payments to a former employee in lieu of an award of shares of common stock.

 Private Placement of Shares

  In January 1997, the Company sold 234,990 shares of common stock at $5.71 per share, representing the fair value at the date of sale. Proceeds to the Company, net of offering costs, amounted to $1.2 million.

  In December 1997, the Company sold 362,208 shares of common stock at $6.55 per share, representing the fair value at the date of sale. Total proceeds to the Company amounted to approximately $2.4 million.

 Earnings Per Share

  The following table summarizes the Company's computation of earnings per share for the years ended December 31, 1995, 1996 and 1997 (in thousands, except per share amounts):

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                        ----------------------
                                                         1995    1996    1997
                                                        ------  ------  ------
Basic earnings per share............................... $ 0.18  $ 0.06  $ 0.30
                                                        ======  ======  ======
Net income (numerator)................................. $  663  $  308  $1,462
                                                        ======  ======  ======
Weighted average shares outstanding (denominator)(1)...  3,624   4,788   4,809
Computation of diluted earnings per share:
  Common shares issuable under outstanding stock op-
   tions...............................................    449     449     449
  Less shares assumed repurchased with proceeds from
   exercise of stock options...........................   (204)   (204)   (204)
                                                        ------  ------  ------
  Adjusted weighted average shares outstanding (denomi-
   nator)..............................................  3,869   5,033   5,054
                                                        ======  ======  ======
  Diluted earnings per share........................... $ 0.17  $ 0.06  $ 0.29
                                                        ======  ======  ======

--------

(1) Common stock issued within a one-year period prior to the initial filing of the registration statement related to the IPO has been treated as outstanding for all periods presented.

                           DA CONSULTING GROUP, INC.

10. RELATED PARTY TRANSACTIONS

  During the years ended December 31, 1995, 1996 and 1997, the Company paid $160,000, $100,000, and $100,000 for accounting services provided by an accountancy practice in which the Company's chief executive officer was a partner until June 30, 1996.

  Until December 31, 1997, the Company leased two properties from its chief executive officer and from an affiliate of the chief executive officer. The Company paid $38,000 annually in rent related to these two properties in both 1995 and 1996 and $28,000 in 1997.

11. COMMITMENTS AND CONTINGENCIES

  The Company leases various office facilities under noncancelable operating lease agreements. Rent expense amounted to $112,000, $150,000 and $575,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  The Company leases apartments and housing facilities for certain employees, and also leases office facilities in foreign cities. The terms of these leases are less than one year.

  As of December 31, 1997, future lease payments under noncancelable leases with terms of more than one year are as follows:

            1998.................................. $  816
            1999..................................    789
            2000..................................    697
            2001..................................    387
            2002..................................    358
            Thereafter............................    537
                                                   ------
                                                   $3,584
                                                   ======

  The Company has employment agreements with certain officers and key members of management of the Company, the terms of which expire on December 31, 1998. The agreements provide for minimum salary levels, incentive bonuses at the discretion of the Company's Board of Directors, customary benefits including insurance coverage. In addition, the employment agreements further provide for severance pay ranging from six months to two year's base salary, bonus, and benefits, depending on the cause of termination and in the event of a change in corporate control.

  From time to time, the Company is a party to routine litigation in the ordinary course of business. The Company does not believe that such litigation will have a material impact on the financial statements.

12. EMPLOYEE BENEFIT PLANS

 401(k) Plan

  The Company sponsors a 401(k) profit sharing plan (the "401(k) Plan") which covers substantially all of its U.S. employees. Employees are eligible to participate after completing three months of service. The 401(k) Plan provides for elective contributions by employees up to the maximum limit allowed by the Internal Revenue Code. The Company currently matches 50% of the amount deferred by participants, on deferral amounts up to 7.5% of compensation. Although the Company has not made any profit sharing contributions, the 401(k) Plan permits the Company to make a discretionary profit sharing contribution which, if made, is allocated to the accounts of participants who have been credited with 1,000 hours of service during a plan year and who are employed on the last day of a plan year. The Company made matching contributions equal to $0.06 in 1995 and $0.50 in 1996 and 1997 for each dollar contributed to the 401(k) Plan, subject to the limits noted above, by employees.

                           DA CONSULTING GROUP, INC.

These amounts have been included in general and administrative expenses on the consolidated statements of income. An employee is fully vested in the matching contributions after six years of employment, or earlier upon attainment of appropriate retirement age, upon retirement due to disability, or upon death. The Company made contributions to the 401(k) Plan aggregating approximately $9,000, $92,000 and $224,000 during the years ended December 31, 1995, 1996 and 1997, respectively. Payment of benefits is generally made in the form of a single lump sum or in installments. The Company sponsors similar plans in Canada, South Africa and the United Kingdom, pursuant to which employees may defer specified percentages of compensation which the Company matches at a rate of 50-100% on the first 3-5% of compensation deferred. The Company made matching contributions of approximately $74,000 in 1997. No amounts were deferred in 1997 under the South Africa plan.

 Incentive Compensation and Profit Sharing Policies

  The Company has implemented incentive compensation and profit sharing policies which cover substantially all salaried employees. Employees in positions at project manager or below, as well as administrative staff, are eligible for discretionary profit sharing payments. Each employee's profit sharing payment is based on a formula and is contingent upon his or her level of salary and length of service. Employees in positions at project manager or above are eligible for incentive compensation payments based on satisfaction of applicable performance criteria. The Company approved and recognized incentive compensation and profit sharing payments aggregating approximately $650,000, $1,258,000 and $1,994,000 for the years ended December 31, 1995,
1996 and 1997, respectively, which are included in general and administrative expense. The Company sponsors a profit sharing plan in the United Kingdom, pursuant to which 9% of net revenues are paid to employees on a partially tax-deferred basis. The Company made payments pursuant to this plan aggregating approximately $98,000 and $93,000 in 1995 and 1996 respectively.

13. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION


                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                 --------------
                                                                 1995 1996 1997
                                                                 ---- ---- ----
      Cash paid for interest and income taxes amounted to (in
      thousands):
        Interest................................................ $56  $79  $80
        Income taxes............................................ 210  355  816


                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                ---------------
                                                                 1996     1997
      Non-cash financing activities were (in thousands):        -------  ------
        Stock contribution to the Company...................... $   (28)     --
        Common stock issued for notes receivable...............     413     $90
        Issuance of stock awards to key employees..............     898      --

                           DA CONSULTING GROUP, INC.

14. GEOGRAPHIC FINANCIAL DATA

  The following table sets forth certain information with respect to the Company (in thousands):

                                                 EUROPE,
                                               MIDDLE EAST
                         CORPORATE    AMERICAS AND AFRICA  ASIA/PACIFIC  TOTAL
                         ---------    -------- ----------- ------------ -------
YEAR ENDED DECEMBER 31,
 1997:
  Revenues..............       --     $28,663    $11,341      $4,200    $44,204
  Operating income......  $    36 (1)   2,027        207         223      2,493
  Total assets..........    1,269      13,970      3,223       1,236     19,698
YEAR ENDED DECEMBER 31,
 1996:
  Revenues..............       --     $15,565    $ 8,906      $1,731    $26,202
  Operating (loss)
   income...............  $(1,643)(1)   1,168        519         310        354
  Total assets..........       --       4,307      3,016         735      8,058
YEAR ENDED DECEMBER 31,
 1995:
  Revenues..............       --     $ 8,926    $ 5,401      $  291    $14,618
  Operating income
   (loss)...............  $    87         750        351         (24)     1,164
  Total assets..........       --       2,389      2,164         122      4,675

--------

(1) Includes charges for payments in lieu of stock awarded to an employee of $263,000 in 1997, and for stock awarded to employees, without cash consideration, and payments in lieu thereof of $1,858,000 in 1996.

15. QUARTERLY FINANCIAL DATA

  Summarized quarterly financial data for the years ended December 31, 1997 and 1996 is as follows (in thousands, except per share amounts):

                                               FIRST  SECOND   THIRD   FOURTH
                                              QUARTER QUARTER QUARTER  QUARTER
                                              ------- ------- -------  -------
YEAR ENDED DECEMBER 31, 1997:
  Revenues................................... $8,084  $9,897  $12,075  $14,148
  Operating income...........................    208     582      788      915
  Net income.................................    128     340      472      522
  Basic earnings per share................... $ 0.03  $ 0.07  $  0.10  $  0.11
  Weighted average shares outstanding........  4,809   4,809    4,809    4,809
  Diluted earnings per share................. $ 0.03  $ 0.07  $  0.09  $  0.10
  Weighted average shares outstanding........  5,054   5,054    5,054    5,054
YEAR ENDED DECEMBER 31, 1996:
  Revenues................................... $5,677  $6,363  $ 6,999  $ 7,163
  Operating income (loss)....................    712     660     (325)    (693)
  Net income (loss)..........................    438     440     (165)    (405)
  Basic earnings (loss) per share............ $ 0.11  $ 0.11  $ (0.04) $ (0.08)
  Weighted average shares outstanding........  3,860   3,944    4,283    4,788
  Diluted earnings (loss) per share.......... $ 0.11  $ 0.11  $ (0.04) $ (0.08)
  Weighted average shares outstanding........  4,104   4,189    4,528    5,033

                           DA CONSULTING GROUP, INC.

16. SUBSEQUENT EVENTS

 Initial Public Offering

  The Company is in the process of completing an IPO of shares of its common stock. In connection with the IPO, the Company's Board of Directors approved a 4.2-for-one stock split of the common stock will be effected. Accordingly, all references in the financial statements to number of shares, per share amounts and stock option data of the Company's common stock have been restated to reflect the anticipated stock split. In connection with the stock split, the Company's authorized capital will be increased to 40,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share.

                             [CHART APPEARS HERE]

                               END-USER SUPPORT

Change Communication              Education            Performance Support

   Multimedia                 Distance Learning          DA PASSPORT(TM)
    Videos                           CBT                   Intranet
  Newsletters                        ILT                 Documentation

                              DA Cornerstone(TM)

                               DA Foundation(R)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDER-WRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITA-TION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OF-FER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PRO-SPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE IN-FORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  10
Dividend Policy..........................................................  10
Capitalization...........................................................  11
Dilution.................................................................  12
Selected Consolidated Financial Data.....................................  13
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  14
Business.................................................................  22
Management...............................................................  33
Certain Relationships and Related Transactions...........................  40
Principal and Selling Shareholders.......................................  42
Description of Capital Stock.............................................  43
Shares Eligible for Future Sale..........................................  46
Underwriting.............................................................  47
Legal Matters............................................................  48
Experts..................................................................  48
Additional Information...................................................  49
Index to Financial Statements............................................ F-1

                                ---------------

  UNTIL      , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPAT-ING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             2,400,000 SHARES


                                     LOGO
               [LOGO OF DA CONSULTING GROUP, INC. APPEARS HERE]

                                 COMMON STOCK

                                 -------------

                                  PROSPECTUS

                                       , 1998

                                 -------------

                            WILLIAM BLAIR & COMPANY

                             ROBERT W. BAIRD & CO.
                                 INCORPORATED
                        PENNSYLVANIA MERCHANT GROUP LTD


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth an itemized statement of expenses, other than underwriting discounts and commissions, all of which will be paid by the Company, in connection with the issuance and distribution of the securities being registered. All amounts are estimates except for the fees payable to the Commission and the NASD and the Nasdaq listing fee:

   NATURE OF EXPENSE                                                   AMOUNT
   -----------------                                                 ----------
   Commission registration fee...................................... $   11,026
   NASD filing fee..................................................      4,238
   Nasdaq National Market listing fee...............................          *
   Printing and engraving expenses..................................          *
   Legal fees and expenses..........................................          *
   Accounting fees and expenses.....................................          *
   Blue Sky filing fees and expenses................................          *
   Transfer agent and registrar fees................................          *
   Director & Officer liability insurance...........................          *
   Miscellaneous....................................................          *
                                                                     ----------
     Total.......................................................... $1,200,000
                                                                     ==========

--------
* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article 2.02-1 of the TBCA generally provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests or
(b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under the TBCA, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. The TBCA also requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

  The TBCA also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.02-1.

  The Company's Restated Articles and its Bylaws both provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the TBCA. In addition, the Company intends to maintain directors' and officers' liability insurance policies for its directors and officers. In addition, the Company's Restated Articles of Incorporation provide that a director of the Company will not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except in the case of (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of the director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend.

  The above discussion of Article 2.02-1 of the TBCA and of the Company's Restated Articles and Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Company's Restated Articles and Bylaws.

  Reference is made to Item 17 of this Registration Statement for additional information regarding indemnification of directors and officers.

  The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Company, its directors, and its officers who signed the Registration Statement in the offering of the Common Stock registered hereby, and each person, if any, who controls the Company, for certain liabilities, including liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In July 1995, the Company issued 4,200,000 shares of Common Stock to the founder, two trusts for the benefit of the founder's family, a member of the founder's family, an employee and the Chief Executive Officer of the Company in exchange for shares (with a weighted average value of $0.95 per share) of companies which are now subsidiaries of the Company. The foregoing described issuances of securities were, to the extent within the jurisdictional scope of the Securities Act, exempt from registration under the Securities Act by virtue of the exemption provided by Section 4(2) thereof for transactions not involving a public offering.

  In January 1996, the Company issued 235,200 shares of Common Stock to the CEO of the Company in exchange for shares (valued at $0.01 per share) of a company which is now a subsidiary of the Company. The foregoing described issuance of securities was not within the jurisdictional scope of the Securities Act.

  In June 1996, the Company sold 438,509 shares of Common Stock to one trust for the benefit of a South African employee, 21 U.S. employees of the Company, nine foreign employees of the Company, and one foreign company owned by a foreign employee for an aggregate consideration of $556,489. The foregoing described issuances of securities were, to the extent within the jurisdictional scope of the Securities Act, exempt from registration under the Securities Act by virtue of the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

  In July 1996, the Company sold 33,844 shares of Common Stock to 10 foreign employees of the Company for an aggregate consideration of $42,949. The foregoing described issuances of securities were not within the jurisdictional scope of the Securities Act.

  In September 1996, the Company awarded an aggregate of 464,848 shares of Common Stock to two U.S. employees and two foreign employees of the Company. The foregoing described issuances of securities were, to the extent within the jurisdictional scope of the Securities Act, exempt from registration under the Securities Act by virtue of the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

  In December 1996, the Company sold 12,600 shares of Common Stock to four U.S. employees for an aggregate consideration of $24,330. The foregoing described issuances of securities were exempt from registration under the Securities Act by virtue of the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

  In January 1997, the Company sold 234,990 shares of Common Stock to 10 accredited investors and one foreign investor for an aggregate consideration of $1,342,800. The foregoing described issuances of securities were, to the extent within the jurisdictional scope of the Securities Act, exempt from registration under the Securities Act by virtue of the exemption provided by
Section 4(2) thereof for transactions not involving any public offering.

  In February and August 1997, the Company granted options to employees to purchase an aggregate of 448,589 shares of Common Stock. The foregoing described issuance of securities was exempt from registration under the Securities Act by virtue of the exemption provided by Section 4(2) thereof for transactions not involving any public offering and Rule 701 promulgated under the Securities Act.

  In July 1997, the Company sold 17,430 shares of Common Stock to one U.S. employee for a consideration of $99,600. The foregoing described issuance of securities was exempt from registration under the Securities Act by virtue of the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

  In December 1997, the Company sold 362,208 shares of Common Stock to 23 accredited investors and six foreign investors for an aggregate consideration of $2,371,600. The foregoing described issuances of securities were, to the extent within the jurisdictional scope of the Securities Act, exempt from registration under the Securities Act by virtue of the safe harbor exemption provided by Section 4(2) thereof for transactions not involving any public offering.

  The foregoing described issuances of securities did not involve underwriters. The above information reflects a 10-for-1 split of the shares of Common Stock on January 19, 1996 and a 4.2-for-1 split of the shares of Common Stock to be effected prior to the date of this offering.

ITEM 16. EXHIBITS AND CONSOLIDATED FINANCIAL STATEMENT SCHEDULES.

 (a) Exhibits:

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  1.1    --Form of Underwriting Agreement by and among the Company, the
          Underwriters and the Selling Shareholders*
  3.1    --Form of Amended and Restated Articles of Incorporation of the
          Company*
  3.2    --Form of Restated By-Laws of the Company*
  4.1    --Specimen Stock Certificate**
  5.1    --Opinion of Pepper Hamilton LLP**
 10.1    --1997 Stock Option Plan (including form of option agreements)**
 10.2    --Employment Agreement between the Company and Nick Marriner
 10.3    --Employment Agreement between the Company and Patrick J. Newton
 10.4    --Employment Agreement between the Company and Michael J. Mackey
 10.5    --Employment Agreement between the Company and Lisa L. Costello
 10.6    --Employment Agreement between the Company and Eric J. Fernette
 10.7    --Form of Consulting Agreement dated October 27, 1997, between the
          Company and Richard W. Thatcher, Jr.*
 10.8    --Letter Loan Agreement dated March 18, 1996 between Documentation
          Associates, Inc. (now known as DA Consulting Group (USA), Inc.) and
          Southwest Bank of Texas, N.A.*
 10.9    --First Amendment to Letter Loan Agreement, dated November, 1996, between D.A. Consulting Group, Inc. (now known as DA Consulting Group
          (USA), Inc.) and Southwest Bank of Texas, N.A.*
 10.10   --Second Amendment to Letter Loan Agreement, dated May 18, 1997, between D.A. Consulting Group, Inc. (now known as DA Consulting Group
          (USA), Inc.) and Southwest Bank of Texas, N.A.*
 10.11   --Third Amendment to Letter Loan Agreement, dated effective May 1997, between D.A. Consulting Group, Inc. (now known as DA Consulting Group
          (USA), Inc.) and Southwest Bank of Texas, N.A.*

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 10.12   --Fourth Amendment to Letter Loan Agreement, dated effective November
          26, 1997, between D.A. Consulting Group, Inc. (now known as DA
          Consulting Group (USA), Inc.) and Southwest Bank of Texas, N.A.*
 10.13   --Continuing Guaranty, dated May 27, 1997, of DA International, Inc.
          (now known as DA Consulting Group, Inc.) in favor of Southwest Bank of Texas, N.A.*
 10.14   --Promissory Note, dated October 7, 1997, of D.A. Consulting Group,
          Inc. (now known as DA Consulting Group (USA), Inc.) payable to Heller
          Financial, Inc. *
 10.15   --Security Agreement, dated October 7, 1997, between D.A. Consulting
          Group, Inc. (now known as DA Consulting Group (USA), Inc.) and Heller
          Financial, Inc. *
 10.16   --Promissory Note dated August 8, 1997 from Michael J. Mackey to the
          Company in the original principal amount of $89,640*
 11.1    --Computation of Net Income per Share*
 11.2    --Computation of Pro Forma Earnings per Share
 16.1    --Letter re change in certifying accountants*
 21.1    --Subsidiaries
 23.1    --Consent of Coopers & Lybrand L.L.P. (included on page II-5 of the
          Registration Statement)
 23.2    --Consent of Pepper Hamilton LLP (included in Exhibit 5.1)**
 24      --Power of Attorney (included on Signature Pages)*
 27      --Financial Data Schedule

--------

 * Previously filed.

** To be filed by amendment.

 (b) Consolidated Financial Statement Schedules:

  All schedules have been omitted because they are not applicable, not required, or the required information is included in the Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes to provide to the Underwriters at the Closing specified in the underwriting agreement, certificates in such denomination and registered in such names or required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this registration statement on Form S-1 (file no. 333-43989) of our report dated February 19, 1998, on our audits of the consolidated financial statements of DA Consulting Group, Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."

                                          Coopers & Lybrand L.L.P.

Houston, Texas

February 20, 1998

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 20TH DAY OF FEBRUARY, 1998.

                                          DA Consulting Group, Inc.

                                                 /s/  Nicholas H. Marriner
                                          By: _________________________________
                                                   Nicholas H. Marriner
                                               President and Chief Executive
                                                          Officer


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



              SIGNATURE                        TITLE                 DATE

      /s/ Nicholas H. Marriner         Chief Executive        February 20, 1998
-------------------------------------   Officer and
        NICHOLAS H. MARRINER            President
                                        (principal
                                        executive officer)

        /s/ Michael J. Mackey          Vice President,        February 20, 1998
-------------------------------------   Chief Financial
          MICHAEL J. MACKEY             Officer, (principal
                                        financial officer
                                        and principal
                                        accounting officer)

    /s/ Virginia L. Pierpont           Director               February 20, 1998
-------------------------------------
        VIRGINIA L. PIERPONT

               *                       Director               February 20, 1998
-------------------------------------
       NIGEL W.E. CURLET

               *                       Director               February 20, 1998
-------------------------------------
      GUNTHER E.A. FRITZE

               *                       Director               February 20, 1998
-------------------------------------
    RICHARD W. THATCHER JR.

    /s/ Michael J. Mackey
*By_____________________________
        Michael J. Mackey
         Attorney-in-fact